As filed with the Securities and Exchange Commission on October 27, 2021

Registration No. 333-253920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ha-Tidhar St., Ra’anana, 4366504 Israel Tel: +972.4.6230333	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Explanatory Note

This Post-Effective Amendment No. 1, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-253920), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on July 13, 2021. The Registration Statement originally covered (i) a primary offering, or the Offering, of 2,909,091 units, or Units, each consisting of one of our ordinary shares, no par value, or Ordinary Shares, and one warrant to purchase one Ordinary Share, or each, an IPO Warrant, at an exercise price of $5.50 per share, plus warrants to purchase an additional 436,363 Ordinary Shares purchased pursuant to the underwriters’ overallotment option, or the Overallotment Warrants, and (ii) the offering of warrants to purchase up to 145,455 Ordinary Shares at an exercise price of $6.8875 per Ordinary Share that were issued to the representative of the underwriters in the Offering, or the Underwriter Warrants and, together with the IPO Warrants and the Overallotment Warrants, the Warrants. The Registration Statement now covers the sale of Ordinary Shares issuable from time to time upon exercise of such Warrants that remain unexercised.

The information included in this filing updates the Registration Statement and the prospectus contained therein, or the Prospectus. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2021

Inspira Technologies Oxy B.H.N. Ltd.

This prospectus relates to the issuance of up to 3,490,909 ordinary shares, no par value, or the Ordinary Shares, upon the exercise of the following warrants (1) 2,909,091 warrants to purchase 2,909,091 Ordinary Shares that were issued as part of a public offering, plus an additional 436,363 warrants purchased pursuant to the exercise of the underwriters’ overallotment option, which are exercisable at an exercise price of $5.50 per share, and were exercisable immediately upon issuance and expire on July 16, 2026, or the IPO Warrants, and (2) 145,455 warrants issued to the representative of the underwriters in the public offering to purchase 145,455 Ordinary Shares, which are exercisable at an exercise price of $6.8875 per shares, or the Underwriter Warrants, and together with the IPO Warrants, the Warrants.

We refer to the Ordinary Shares, the Warrants, and the Ordinary Shares issued or issuable upon exercise of the Warrants, collectively, as the securities. See “Description of Securities we are Offering” for more information.

Our Ordinary Shares and IPO Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “IINN” and “IINNW,” respectively. On October 26, 2021, the last reported sale price of our Ordinary Shares and IPO Warrants on Nasdaq was $9.59 per share and $2.85 per warrant, respectively.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2021

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. We offered to sell our securities, and sought offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We are incorporated under the laws of the State of Israel and our registered office and domicile is located in Ra’anana, Israel. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Inspira” refer to Inspira Technologies Oxy B.H.N. Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency is the U.S. dollar and our functional currency is New Israeli Shekels. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to A$ are to Australian dollars, and references to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In November 2020, we issued bonus shares under Israeli law to all of our shareholders on a basis of 68.097927 bonus shares for each ordinary share outstanding (equivalent to a 69.097927-for-1 stock split) and made the customary adjustments to our outstanding options. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the bonus shares.

On March 18, 2021, our shareholders approved a one-for-12.5 consolidation (hereinafter referred to as a reverse stock split) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 12.5 Ordinary Shares held. On June 1, 2021, our shareholders approved an additional reverse split at a ratio of one-for-2.94, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 2.94 Ordinary Shares held, increased authorized share capital to 15,000,000 Ordinary Shares and cancelled the par value of Ordinary Shares. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the foregoing reverse stock splits.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

We are a specialty medical device company engaged in the research, development, manufacture, and marketing of proprietary respiratory support technology. We are developing the ART device, a cost effective early extracorporeal respiratory support system with an intent to function as an “artificial lung” for deteriorating respiratory patients. The ART device is designed to utilize a hemo-protective flow approach aimed to rebalance saturation levels while patients are awake and breathing, potentially minimizing the patient’s need for mechanical ventilation , or MV, which is the standard of care today for the treatment of respiratory failure. Although it may be considered lifesaving, MV is associated with increased costs of care, extended lengths of stay in the hospital, frequent incidence of infections, ventilator dependence and mortality. Using our state-of-the-art respiratory support technology, our goal is to set a new standard of care and to provide patients with respiratory insufficiency/failure an opportunity to remain awake, maintain spontaneous breathing and avoid the various risks associated with the use of MV. As part of our strategy to reach this goal, and in parallel to pursuing regulatory approvals, we are actively working to establish collaborations with strategic partners and globally ranked health centers, to provide endorsement and clinical adoption for regional deployments of our respiratory support technology. We plan to target intensive care units, or ICUs, general medical units, emergency medical services and small urban and rural hospitals.

Conditions leading to respiratory insufficiency (a condition in which the lungs cannot perform sufficient gas exchange to support the body’s metabolism) and respiratory failure happen quickly and are initially hard to observe. These conditions are often caused by a disease or injury that affects breathing, such as pneumonia. Acute respiratory failure requires emergency treatment) and is among the leading causes of death globally.

In a report published in 2017, the World Health Organization, or WHO, estimates that over 400 million people globally are affected by respiratory insufficiency. Each year, an estimated 20 million people worldwide receive invasive MV, requiring induced coma and intubation, which is primarily attributed to acute respiratory failure (69%) and chronic lung disease (10%). According to July 2020 report “Global Respiratory Care Devices Market (2019 to 2025) – Growing Demand for Home Care Therapeutic Devices Presents Opportunities” by Research and Markets, the global respiratory care devices market size was estimated to reach approximately $29.86 billion by 2025. The major factors influencing this growth include the high prevalence of respiratory diseases, the rapid growth of the aging population, the high prevalence of smoking, rising urbanization and pollution levels and western lifestyle changes.

The COVID-19 pandemic has further exposed the weaknesses and disadvantages of invasive MV that has both high association with considerable medical risks and iatrogenic complications, which further burdens the healthcare system with long hospital stays and high costs of treatment. COVID-19 has seen the failure of some of the most advanced healthcare systems worldwide in their ability to respond flexibly, quickly and at scale to rapid growth in demand for respiratory support. According to the WHO, as of July 2020, the exponential increase in COVID-19 cases across the world requires long-term and short-term respiratory support and increased demand for new solutions. Even prior to COVID-19, approximately 20 million patients were treated annually with MV in ICUs.

COVID-19 led to a rise in the number of ICU admissions worldwide of patients suffering from respiratory failure and require respiratory support solutions, such as MV. According to an article in the Clinical Infectious Diseases medical journal published in August 2020 by Oxford University Press, titled “Patient Characteristics and Outcomes of 11 721 Patients with Coronavirus Disease 2019 (COVID-19) Hospitalized Across the Unites States”, during 2020, as a result of the COVID-19 pandemic, the mortality rate for patients on MV in the United States is estimated to have increased to 70%.

In addition, MV treatment may result in ventilator-associated complications, such as ventilator-associated pneumonia and ventilator-induced lung injury, which, in turn, increase morbidity and mortality.

Early saturation and rebalancing levels are key in preventing MV. Our vision is to become the new standard of care for deteriorating patients with respiratory failure. Therefore, we have developed a direct blood oxygenation technology called Augmented Respiration Technology, or ART. Our device, the ART, is comprised of a minimally invasive, portable dual lumen cannula which is inserted into the jugular vein and utilizes our extra-corporeal direct blood oxygenation unit to rebalance declining oxygen saturation levels. The ART’s structure provides the potential to extend respiratory treatment beyond ICU environments making acute respiratory treatment available in regions and medical facilities without the need for ICUs.

Our ART is designed to treat patients while awake, mobile and breathing spontaneously. Although our ART has not been tested in humans, and is not cleared or approved by the U.S. Food and Drug Administration, or FDA, or similar foreign regulatory bodies, we believe that our ART has the potential to reduce the patients’ length of stay in ICU, rehabilitation period in the hospital due to the absence of the need to wean the patients after intubation and/or coma, and re-admissions compared to MV.

We completed and tested the first prototype of our ART in March 2020. Throughout 2020, over 40 pre-clinical studies were performed in conjunction with our team and headed by the veterinary team at LAHAV CRO in Israel to examine the feasibility of direct blood oxygenation to preempt the need for MV. The main goal of these studies was to use our ART and show temporary increase of oxygen gas exchange during respiratory failure by transferring clinically significant amounts of oxygen to the venous blood, while simultaneously extracting quantities of carbon dioxide. To date, the ART has not been tested on humans and any future testing on humans will be subject to the request of the appropriate regulators, including the FDA. Based on our regulatory strategy, for the key component sources we intend to pursue as a Class II the 510(k) pathway based on predicates, which are not currently expected to require human trials for the U.S. Food and Drug Administration, or FDA, clearance. We are taking a multi-step approach to the regulatory clearance process. We are currently working on submitting our first Class I 510(k) in the first six months of 2022 relating to key component source of the ART, to be followed by Class II 510(k) filing in 2022, including the submission of the ART in the fourth quarter of 2022, to support extracorporeal life support, or ECLS, treatment and sales. An additional regulatory filing is planned in 2023 for the multi-function sources of ART, with modifications to support early direct blood oxygenation under a new intent of use to rebalance oxygen saturation levels in awake patients. Any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo or other type of approval. We are planning to apply for the break-through device designation with the FDA for the ART.

In October 2021, we entered into an exclusive distribution agreement with Anita Técnica S.L. (WAAS Group), one of Spain’s leading distributors and technical service providers of medical equipment and supplies. According to the agreement, Anita Técnica S.L. (WAAS Group) is committed to purchase a minimum of 1,040 ART devices and 35,360 disposable units for deployment at hospitals and medical centers within a seven-year period, subject to regulatory approval for the sale and marketing of the ART devices in Spain and Portugal.

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in the Ordinary Shares. In particular, our risks include, but are not limited to, the following:

●

we have a limited operating history on which to assess the prospects for our business, have incurred losses since inception and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our ART. In addition, we have not generated revenue from the sale of our products and may never be profitable;

●	given our lack of positive cash flow, we will likely need to raise additional capital after this offering, which may be unavailable to us and which, if obtained, will cause dilution to our shareholders;

●	we may not succeed in completing the development and commercialization of our products and generating significant revenues;

●	our business and operations have been and are likely to continue to be adversely affected by the evolving and ongoing COVID-19 global pandemic;

●	our success depends on a broad degree of market acceptance of our product ART and any future product candidates, physician adoption and use, which are necessary for commercial success;

●	medical device development is costly and involves continual technological change which may render our current or future products obsolete. In addition, if our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited;

●	we will be dependent upon success in our customer acquisition strategy and successfully integrating acquired companies and technology;

●	we are dependent upon third-party manufacturers and service suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, which could harm our business. We may not be able to replace our current manufacturing capabilities in a timely manner and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally;

●	exchange rate fluctuations between the U.S. dollar, the New Israeli Shekel, the Euro and other foreign currencies, may negatively affect our future revenues and expenses;

●	we manage our business through a small number of employees and key consultants. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results;

●	we may need to expand our organization and may not be able to attract and retain highly skilled managerial, scientific and technical personnel, which will adversely affect our ability to implement our business model successfully;

●	international expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel;

●	if third-party payors do not provide adequate coverage and reimbursement for the use of our ART or any future product candidates, our revenue will be negatively impacted;

●	our products and operations are subject to extensive government regulation and oversight both in the United States and abroad. Regulatory requirements for development of our product candidates are uncertain and evolving. Our failure to comply with applicable requirements or to obtain FDA or other regulatory clearances or approvals to market and sell future products could harm our business;

●	our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us;

●	we may be party to or target of lawsuits, investigations and proceedings arising out of claims alleging product liability, breach of warranty or similar claims that may involve large claims and significant defense costs whether or not such liability is imposed. Such potential claims may be costly to defend, could consume management resources and could adversely affect our reputation and business;

●	we are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success and adversely affect our financial condition;

●	we are dependent on patents and other forms of non-patent intellectual property protection. If we fail to adequately protect this intellectual property our ability to commercialize products could suffer. If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and/or royalties, and forced to defend against litigation which might be very expensive to us;

●	the market price of our securities may be highly volatile, and you may not be able to resell your Ordinary Shares or Warrants at or above the price that you paid;

●	our principal shareholders, officers and directors currently beneficially own approximately less than 25% of our Ordinary Shares and may therefore be able to exert control over matters submitted to our shareholders for approval;

●	our relationships with healthcare professionals, institutional providers, consultants, third-party payors and customers are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations in the United States and similar laws in other countries, which could expose us to penalties, including without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations;

●	we may be subject to security breaches and other disruptions could compromise our information, expose us to liability under privacy laws, and harm our reputation and business; and

●	political, military and economic conditions in Israel could materially and adversely affect our business. In addition, as an Israeli company, we are subject to provisions of Israeli law which govern the rights and responsibilities of our shareholders, may prevent us from enforcing covenants not-to-compete and delay, prevent or otherwise impede an acquisition of us or our merger with another company.

Corporate Information

We are an Israeli corporation based in Ra’anana, Israel and were incorporated in Israel in 2018 under the name Clearx Medical Ltd. On April 10, 2018, our name was changed to Insense Medical Ltd. and on July 30, 2020, our name was changed to our current name, Inspira Technologies Oxy B.H.N. Ltd. Our principal executive offices are located at 2 Ha-Tidhar St., Ra’anana, 4366504 Israel. Our telephone number in Israel is 972 996 644 88. Our website address is www.inspira-technologies.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market, or Nasdaq, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to this Offering and the Ownership of Our Ordinary Shares.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Securities offered by us	Up to 3,490,909 Ordinary Shares issuable upon the exercise of: (i) IPO Warrants consisting of 2,909,091 warrants to purchase 2,909,091 Ordinary Shares, plus an additional 436,363 warrants purchased pursuant to the exercise of an the underwriters’ overallotment option, which are exercisable at an exercise price of $5.50 per share, and were exercisable immediately upon issuance and expire on July 16, 2026, and (2) Underwriter Warrants consisting of 145,455 warrants issued to the representative of the underwriters in the public offering to purchase 145,455 Ordinary Shares, which are exercisable at an exercise price of $6.8875 per shares.

Description of the IPO Warrants	The IPO Warrants have a per share exercise price of $5.50, were exercisable immediately upon issuance and will expire on July 16, 2026.

Description of the Underwriter Warrants	The Underwriter Warrants have a per share an exercise price of $6.8875, will be exercisable on January 15, 2022 and will expire five years from the effective date of the registration statement of which this prospectus forms a part.

Ordinary Shares outstanding immediately after this offering	11,203,494 if the Warrants are exercised in full.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $19.4 million if the Warrants are fully exercised.

We intend to use the net proceeds from the exercise of the Warrants for product integration, research and development, including human observational studies, system engineering and other regulatory approval process, business development and marketing activities and implementation of our go-to-market strategy, and working capital and general corporate purposes and next generation product development. See “Use of Proceeds”.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 6 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Listing	Our Ordinary Shares and IPO Warrants are listed on the Nasdaq under the symbols “IINN” and “IINNW,” respectively. We do not intend to apply for listing of the Underwriter Warrants on any securities exchange or other nationally recognized trading system.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 7,712,584 Ordinary Shares outstanding as of October 21, 2021, and excludes the following as of such date:

●	554,472 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.12) to NIS 0.97 (approximately $0.29) per share, of which 410,832 were vested as of such date;

●	3,626,426 Ordinary Shares reserved for future issuance under our equity incentive plan;

●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, with an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs; and

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and related notes, before deciding whether to purchase our securities. Our business, operating results, financial condition and prospects could be materially and adversely affected by these risks. In that event, the price of our Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history and we have incurred significant operating losses since our inception, and anticipate that we will incur continued losses for the foreseeable future.

We are a development-stage medical device company with a limited operating history. To date, we have focused almost exclusively on developing our ART. We have funded our operations to date primarily through convertible loans and royalty-bearing and non-royalty bearing grants that we received from the Israeli Innovation Authority, or the IIA, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry.

We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the medical device industry. To date, we have not generated revenue from the sale of our product candidate (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information). We have incurred losses in each year since our inception, including net losses of approximately $7.2 million and $4.6 million for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of approximately $20 million. Substantially all of our operating losses resulted from costs incurred in connection with our development of our ART and from general and administrative costs associated with our operations.

We expect our research and development expenses to increase in connection with our planned expanded studies. In addition, if we obtain marketing approval for our ART we will likely incur significant sales, marketing and outsourced manufacturing expenses, as well as continued research and development expenses. Furthermore, in the period following this offering, we expect to incur additional costs associated with operating as a public company, which we estimate will be at least several hundred thousand dollars annually. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing a medical device, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We expect to continue to incur significant losses until we are able to commercialize our ART, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of our ART;

●	seek regulatory and marketing approvals for our ART;

●	establish a sales, marketing, and distribution infrastructure to commercialize our ART;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel;

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and

●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

The amount of any future operating losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants. Even if we obtain regulatory approval to market our ART or any future product candidates, our future revenue will depend upon the size of any markets in which our ART or any future product candidates receive approval and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors for our ART or any future product candidates. Further, the operating losses that we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Other unanticipated costs may also arise.

We have not generated any revenue from product sales and may never be profitable.

We have no products approved for marketing in any jurisdiction and we have never generated any revenue from product sales. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize our ART or any future product candidates. We do not know when, or if, we will generate any such revenue. Our ability to generate future revenue from product sales will depend heavily on our success in many areas, including but not limited to:

●	complete research and development of our ART and any future product candidates in a timely and successful manner;

●	obtain regulatory and marketing approval for any product candidates;

●	maintain and enhance a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for our ART and any future product candidates that is compliant with current good manufacturing practices, or cGMPs;

●	establish and maintain supply and, if applicable, manufacturing relationships with third parties that can provide, in both amount and quality, adequate products to support development and the market demand for our ART and any future product candidates, if and when approved;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	launch and commercialize any product candidates for which we obtain regulatory and marketing approval, either directly by establishing a sales force, marketing and distribution infrastructure, and/or with collaborators or distributors;

●	accurately identifying demand for our ART or any future product candidates;

●	expose and educate physicians and other medical professionals to use our products;

●	obtain market acceptance, if and when approved, of our ART and any future product candidates from the medical community and third-party payors;

●	ensure our product candidates are approved for reimbursement from governmental agencies, health care providers and insurers in jurisdictions where they have been approved for marketing;

●	address any competing technological and market developments that impact our ART and any future product candidates or their prospective usage by medical professionals;

●	negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter and perform our obligations under such collaborations;

●	maintain, protect and expand our portfolio of intellectual property rights, including patents, patent applications, trade secrets and know-how;

●	avoid and defend against third-party interference or infringement claims;

●	attract, hire and retain qualified personnel; and

●	locate and lease or acquire suitable facilities to support our clinical development, manufacturing facilities and commercial expansion.

Even if our ART or any future product candidates are approved for marketing and sale, we anticipate incurring significant incremental costs associated with commercializing such product candidates. Our expenses could increase beyond expectations if we are required by the FDA, or other regulatory agencies, domestic or foreign, to change our manufacturing processes or assays or to perform studies in addition to those that we currently anticipate. Even if we are successful in obtaining regulatory approvals to market our ART or any future product candidates, our revenue earned from such product candidates will be dependent in part upon the size of the markets in the territories for which we gain regulatory approval for such products, the accepted price for such products, our ability to obtain reimbursement for such products at any price, whether we own the commercial rights for that territory in which such products have been approved and the expenses associated with manufacturing and marketing such products for such markets. Therefore, we may not generate significant revenue from the sale of such products, even if approved. Further, if we are not able to generate significant revenue from the sale of our approved products, we may be forced to curtail or cease our operations. Due to the numerous risks and uncertainties involved in product development, it is difficult to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability.

We will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our product development efforts or other operations.

As of June 30, 2021, our cash and cash equivalents were approximately $4,355 thousand, not including restricted cash of $857 thousand, and we had a working capital deficit of approximately $9,381 thousand and an accumulated deficit of approximately $20,126 thousand. Based upon our currently expected level of operating expenditures, we expect that our existing cash and cash equivalents, will only be sufficient to fund operations through June 2022. Even if this offering is completed, we expect that we will require substantial additional capital to commercialize our ART. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the progress, results and costs of our ongoing and planned studies and, if applicable, clinical trials of ART and any future product candidates;

●	the cost, timing and outcomes of regulatory review of ART and any future product candidates;

●	the costs of maintaining our own commercial-scale cGMP manufacturing facility, including costs related to obtaining and maintaining regulatory compliance, and/or engaging third-party manufacturers therefor;

●	the scope, progress, results and costs of product development, testing, manufacturing, preclinical development and, if applicable, clinical trials for any other product candidates that we may develop or otherwise obtain in the future;

●	the cost of our future activities, including establishing sales, marketing and distribution capabilities for any product candidates in any particular geography where we receive marketing approval for such product candidates

●	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

●	the level of revenue, if any, received from commercial sales of any product candidates for which we receive marketing approval.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our ART and any future product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all, during or after the COVID-19 pandemic. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Ordinary Shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the development or commercialization, if any, of our ART or any other product candidates or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Raising additional capital would cause dilution to our existing shareholders, and may adversely affect the rights of existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our audited financial statements for the period ended December 31, 2020, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have incurred losses in each year since our inception, including net losses of approximately $7.2 million and $4.6 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of approximately $11.8 million and $20.1 million, respectively. These events and conditions, along with other matters, indicate that a material uncertainty exists that may cast significant doubt on our ability to continue as a going concern. The financial statements for 2020 do not include any adjustments that might result from the outcome of this uncertainty. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to Our Business and Industry

We are highly dependent on the successful development, marketing and sale of our ART.

Our ART for the treatment of respiratory failure is the basis of our business. As a result, the success of our business plan is highly dependent on our ability to develop, manufacture and commercialize our ART, and our failure to do so could cause our business to fail. Successful commercialization of medical devices is a complex and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. Any factor that adversely impacts the development and commercialization of our ART, will have a negative impact on our business, financial condition, results of operations and prospects. We have limited experience in commercializing our ART and we may face several challenges with respect to our commercialization efforts, including, among others, that:

●	we may not have adequate financial or other resources to complete the development of our ART;

●	we may not be able to manufacture our ART in commercial quantities, at an adequate quality or at an acceptable cost;

●	we may not be able to establish adequate sales, marketing and distribution channels;

●	healthcare professionals and patients may not accept our products;

●	we may not be aware of possible complications from the continued use of our ART since we have limited clinical experience with respect to the actual use of our ART;

●	we may not be able to compete with existing solutions for respiratory failure;

●	technological breakthroughs in the respiratory support solutions may reduce the demand for our ART;

●	third-party payors may not agree to reimburse patients for any or all of the purchase price of our ART, which may adversely affect patients’ willingness to use our ART;

●	we may face third-party claims of intellectual property infringement; and

●	we may fail to obtain or maintain regulatory clearance or approvals in our target markets or may face adverse regulatory or legal actions even if regulatory approval is obtained.

If we are unable to meet any one or more of these challenges successfully, our ability to effectively commercialize our products and services could be limited, which in turn could have a material adverse effect on our business, financial condition and results of operations.

We face business disruption and related risks resulting from the recent outbreak of the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

The outbreak of COVID-19, which originated in Wuhan, China in 2019, has since spread across the globe, including the United States, Israel, many European and other countries in which we operate. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. While COVID-19 is still spreading and the final implications of the pandemic are difficult to estimate at this stage, it is clear that it has affected the lives of a large portion of the global population. At this time, the pandemic has caused states of emergency to be declared in various countries, travel restrictions imposed globally, quarantines established in certain jurisdictions and various institutions and companies being closed. We are actively monitoring the pandemic and we are taking any necessary measures to respond to the situation in cooperation with the various stakeholders.

COVID-19 infection of our workforce resulted in minimal disruption to our business activities. Based on the guidelines provided by the Israeli government, employers (including us) are also required to prepare and increase as much as possible the capacity and arrangement for employees to work remotely. Currently, our employees are vaccinated, which allows us to operate under normal working conditions with all employees working daily out of the company facility.

The spread of an infectious disease, including COVID-19, may also result in the inability of our manufacturers to deliver components or finished products on a timely basis and may also result in the inability of our suppliers to deliver the parts required by our manufacturers to complete manufacturing of components or finished products. Since March 2020 we have experienced delays in supply of some components of our products from abroad. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of an infectious disease, such as COVID-19. Such events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Our success depends upon market acceptance of our ART, our ability to develop and commercialize new products and generate revenues and our ability to identify new markets for our technology.

We have developed, and are engaged in the development of, respiratory support technology. Our success will depend on the approval and acceptance of our ART and any future products in the healthcare market. We are faced with the risk that the marketplace will not be receptive to our ART or any future products over competing products and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current and any potential future products:

●	the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

●	the dependence upon referrals from physicians for the sale of our products and provision of our service.

We cannot assure that our ART or any future products will gain broad market acceptance. If the market for our products fails to develop or develops more slowly than expected, our business and operating results would be materially and adversely affected.

Medical device development is costly and involves continual technological change which may render our current or future products obsolete.

The market for medical device technologies and products is characterized by factors such as rapid technological change, medical advances, changing consumer requirements, short device lifecycles, changing regulatory requirements and evolving industry standards. Any one of these factors could reduce the demand for our devices or require substantial resources and expenditures for, among other things, research, design and development, to avoid technological or market obsolescence.

Our success will depend on our ability to enhance our current technology and develop or acquire new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.

We might have insufficient financial resources to improve our ART, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our present services or devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.

We may encounter significant competition across our product lines and in each market in which we will sell our products and services from various companies, some of which may have greater financial and marketing resources than we do. Our competitors may include any companies engaged in the research, development, manufacture, and marketing of respiratory support solutions and technologies, as well as a wide range of medical device companies that sell a single or limited number of competitive products and services or participate in only a specific market segment.

We will be dependent upon success in our customer acquisition strategy.

Our business will be dependent upon success in our customer acquisition strategy. If we fail to maintain a high quality of device technology, we may fail to retain or add new customers. If we fail, our revenue, financial results and business may be significantly harmed. Our future success depends upon expanding our commercial operations in the United States, Israel and Europe, as well as entering additional markets to commercialize our ART and any future products. We believe that our expanded growth will depend on the further development, regulatory approval and commercialization of our ART, which we anticipate can be used by nearly all targeted individuals. If we fail to expand the use of our products in a timely manner, we may not be able to expand our markets or to grow our revenue, and our business may be adversely impacted. If people do not perceive our products to be useful and reliable, we may not be able to attract or retain new customers. A decrease in costumer growth could render less attractive to developers, which may have a material and adverse impact on our revenue, business, financial condition and results of operations.

Our business and operations would suffer in the event of computer system failures, cyber attacks or a deficiency in our cybersecurity.

Despite the implementation of security measures intended to secure our data against impermissible access and to preserve the integrity and confidentiality of our data, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, including under data privacy laws such as the General Data Protection Regulation, or the GDPR, damage to our reputation, and the further development of our drug candidates could be delayed.

We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Our ART is comprised of a number of components. We are planning to sell an assembled product as well as its disposable respiratory support unit. The components of the assembled product and the disposable unit consist of both proprietary and off the shelf components. Proprietary components will be manufactured on our behalf at good manufacturing practices, or GMP, approved production plant to adhere to regulatory requirements, whereas off the shelf components will be sourced and manufactured by GMP suppliers. GMP sub-contractors will assemble proprietary and off the shelf components together to create our ART.

Therefore, we rely on third parties to manufacture and supply us with proprietary custom components. Although we rely on a number of suppliers who provide us materials and components as well as manufacture and assemble certain components of our products, we do not rely on single-source suppliers. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	we are not currently a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

●	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;

●	we may have difficulty locating and qualifying alternative suppliers;

●	switching components or suppliers may require product redesign and possibly submission to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;

●	one or more of our suppliers may be unwilling or unable to supply components of our products;

●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain suppliers, we may be susceptible to supply shortages whilst looking for alternate suppliers.

We have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally.

If our manufacturing operation or any contracted manufacturing operation is unreliable or unavailable, we may not be able to move forward with our intended business operations and our entire business plan could fail. There is no assurance that our manufacturing operation or any third-party manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards.

We may not be able to replace our current manufacturing capabilities in a timely manner.

If our manufacturing facility suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services (such as water purification, clean steam generation or building management and monitoring system), fire, natural disaster or any other event that causes the cessation of manufacturing activities, we may be exposed to long-term loss of sales and profits. There are limited facilities which are capable of contract manufacturing some of our products and product candidates. Replacement of our current manufacturing capabilities may have a material adverse effect on our business and financial condition.

We are dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, our business, operating results and reputation.

The success of certain services and products that we provide are dependent upon third-party service providers. Such service providers include manufacturers of proprietary custom components for our ART. As we expand our commercial activities, an increased burden will be placed upon the quality of such third-party providers. If third-party providers fail to maintain a high quality of service, our products, business, reputation and operating results could be adversely affected. In addition, poor quality of service by third-party service providers could result in liability claims and litigation against us for damages or injuries.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

We incur expenses mainly in NIS and U.S. dollars, but our financial statements are denominated in U.S. dollars. Accordingly, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the functional currency into U.S. dollars. Specifically, the U.S. dollar cost of our operations in Israel is influenced by any movements in the currency exchange rate of the NIS. Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased operating expenses and net losses. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased operating expenses and net losses. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We may be subject to rules and regulations in the United States and non-U.S. jurisdictions relating to our ART or any future products. In some countries, including countries of the European Union, or the EU, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We manage our business through a small number of employees and key consultants.

As of October 21, 2021, we had sixteen full-time employees, two part-time employees, three independent contractors and four consultants. Our future growth and success depend to a large extent on the continued services of members of our current management including, in particular, Dagi Ben-Noon, our Chief Executive Officer, Joe Hayon, our President and Chief Financial Officer and Dr. Udi Nussinovitch, our Chief Scientific Officer. Any of our employees and consultants may leave our company at any time, subject to certain notice periods. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results. Our operational success will substantially depend on the continued employment of senior executives, technical staff and other key personnel. The loss of key personnel may have an adverse effect on our operations and financial performance.

We may need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are leanly staffed, we may need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional medical device products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize medical device products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), our business strategy incorporates significant international expansion, particularly in anticipated expansion of regulatory approvals of our products. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain regulatory approvals for the use of our products and services in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple regulatory, governmental and reimbursement regimes;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

●	certain expenses including, among others, expenses for travel, translation and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, or the FCPA, its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

We face intense competition in the market, and as a result we may be unable to effectively compete in our industry.

The major market players within the respiratory care market and our primary competitors in the United States include Boston Scientific Corporation (NYSE: BSX), ResMed Inc., (NYSE: RMD), Masimo Corporation (Nasdaq: MASI), Becton, Dickinson and Company (NYSE: BDX), Chart Industries, Inc. (Nasdaq: GTLS). Other competitors outside the United states include Philips Healthcare, headquartered in the Netherlands, Medtronic plc, headquartered in Ireland (NYSE: MDT), Fisher & Paykel Healthcare Corporation Limited, headquartered in New Zealand, Drägerwerk AG & Co. KGaA, Drägerwerk AG, headquartered in Germany, Hamilton Medical AG, headquartered in Switzerland, Smiths Medical Inc., headquartered in Minnesota, the United States, Siemens Healthineers AG ADR (Nasdaq: SMMNY), headquartered in Germany, Baxter International (NYSE: BAX), headquartered in Illinois, the United States, Getinge, headquartered in Sweden, GE Healthcare, headquartered in Illinois, the United States and Terumo Corporation (TYO: 4543, Nikkei 225 Component), headquartered in Shibuya City, Tokyo, Japan. Some of these companies hold significant market share. Their dominant market position and significant control over the market could significantly limit our ability to introduce or effectively market and generate sales of our ART.

Many of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment. In addition, we may be unable to develop additional products in the future or to keep pace with developments and innovations in the market and lose market share to our competitors.

Competition in the medical devices and more specifically respiratory support technologies and solutions markets is intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our ART, as compared to other solutions currently available in the market for the treatment of respiratory failure and potential future medical devices incorporating our principal technology or offering other advanced respiratory support solutions. If our competitors offer significant discounts on certain products and solutions, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and commercialize products and solutions that are more effective or desirable than products and solutions that we may develop, we may not convince our customers to use our products and solutions. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If third-party payors do not provide adequate coverage and reimbursement for the use of our ART or any future products, our revenue will be negatively impacted.

Our ART is not yet approved for third-party payor coverage or reimbursement. Such reimbursement may vary based on the particular device used in providing services and is based on the identity of the third-party. Our ability to maintain a leading position in the medical device market, and specifically in the respiratory care market, depends on our relationships with private third parties.

We expect to engage with private third parties to allow our customers to receive reimbursement from insurance companies for our ART. The loss of a significant number of private third-party contracts may have an adverse effect on our revenues, which could have an adverse effect on our business, financial condition and results of operations. Over the past few years, reimbursement rates from certain third parties have declined, in some cases significantly. There can be no assurance that this trend will not continue or apply on more third parties.

In addition, private third parties may not reimburse any new products offered by us or reimburse those new products at commercially viable rates. The failure to receive reimbursement at adequate levels for our existing or future products may adversely affect demand for those products, our revenues and expected growth. This could have an adverse effect on our business, financial condition and results of operations.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our results of operations.

A change in accounting standards or practices could harm our operating results. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

We could become subject to product liability, warranty or similar claims and product recalls that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to an inherent risk of potential product liability, warranty or similar claims and product recalls. The medical device industry has historically been litigious, and we face financial exposure to product liability, warranty or similar claims if the use of any of our products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations are located in areas that have been in the past, and may be in the future, susceptible to such occurrences.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Product Development and Regulatory Approval

Our product candidate and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

We expect our ART and any future products we develop to be regulated by the FDA as medical devices. Our product candidate is subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice, or the DOJ, and the U.S. Health and Human Services-Office of the Inspector General, or the HHS. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations our product candidate is subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our ART or future products, and failure to timely obtain necessary clearances or approvals for our ART or future products would adversely affect our ability to grow our business.

In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a pre-market approval application, or a PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) may require a new 510(k) clearance. Both the PMA approval and the 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device or other restrictions or requirements, which may limit the market for the device.

In the United States, we expect to take a multi-step approach to the regulatory clearance process. As a first step, we intend to submit a 510(k) application for our ART to an accredited Review Organization under the Third Party Review Program. The review process is an iterative process and may be more costly and time consuming than we expect and we may not ultimately be successful in completing the review process and our 510(k) application may not be cleared by the FDA in a timely manner or at all. If cleared, any modification to our ART that has not been previously cleared may require us to submit a new 510(k) premarket notification and obtain clearance, or submit a PMA and obtain FDA approval prior to implementing the change. Specifically, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, approval of a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance or approval of a PMA. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or PMA applications for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our product candidates are safe or effective for their intended uses;

●	the disagreement of the FDA or the applicable foreign regulatory body with the design or the interpretation of data from pre-clinical studies or clinical trials;

●	serious and unexpected adverse effects experienced by participants in our clinical trials;

●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

●	the manufacturing process or facilities we use may not meet applicable requirements; and

●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area, or EEA, our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene, or CE, mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community, or EC, Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If we receive regulatory clearance or approval of the ART or other future products, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we will be required to submit periodic reports to the FDA as a condition of 510(k) clearance. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and civil penalties;

●	recalls, termination of distribution, administrative detention, or seizure of our products;

●	customer notifications or repair, replacement or refunds;

●	operating restrictions or partial suspension or total shutdown of production;

●	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses, or modifications to existing products;

●	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;

●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain. For example, the FDA recently announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. As manufacturers of electron radiation-emitting products, we are also responsible for compliance with the radiological health regulations and certain radiation safety performance standards.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our future products that obtains approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

We expect that, if cleared or approved, our products, including the ART, will be cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If our ART or our other future products receive clearance or approval, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Many federal, state and foreign healthcare laws and regulations apply to medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, offering, receiving, or paying any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, ordering or arranging for or recommending the purchase or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of, or payment for, healthcare benefits, items or services; the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items, or services; the federal civil False Claims Act, or the FCA, which prohibits, among other things, knowingly presenting, or causing to be presented claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government; and other federal and state false claims laws. The FCA prohibits anyone from knowingly presenting, conspiring to present, making a false statement in order to present, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This law also prohibits anyone from knowingly underpaying an obligation owed to a federal program. Increasingly, U.S. federal agencies are requiring nonmonetary remedial measures, such as corporate integrity agreements in FCA settlements. The DOJ announced in 2016 its intent to follow the “Yates Memo,” taking a far more aggressive approach in pursuing individuals as FCA defendants in addition to corporations.

The majority of states also have statutes similar to the federal Anti-Kickback Statute and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, that apply regardless of whether the payer is a government entity or a private commercial entity. The Federal Open Payments, or Physician Payments Sunshine Act, program requires manufacturers of products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program, to track and report annually to the federal government (for disclosure to the public) certain payments and other transfers of value made to physicians and teaching hospitals as well as disclosure of payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Our failure to appropriately track and report payments to the government could result in civil fines and penalties, which could adversely affect the results of our operations. In addition, several U.S. states and localities have enacted legislation requiring medical device companies to establish marketing compliance programs, file periodic reports with the state, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Other state laws prohibit certain marketing-related activities including the provision of gifts, meals or other items to certain healthcare providers. Many of these laws and regulations contain ambiguous requirements that government officials have not yet clarified. Given the lack of clarity in the laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing. The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the European Union may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, certain policies of the Trump administration may impact our business and industry. Namely, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. Among other things, the Medical Devices Regulation:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

●	establish explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, is a sweeping measure intended to, among other things, expand healthcare coverage within the United States, primarily through the imposition of health insurance mandates on employers and individuals and expansion of the Medicaid program. Several provisions of the law may affect us and increase certain of our costs.

In addition, other legislative changes have been adopted since the PPACA was enacted. These changes include aggregate reductions in Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, following passage of the Bipartisan Budget Act of 2018, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and, accordingly, our financial operations.

We anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the reimbursement our customers may receive for our products. Further, there have been, and there may continue to be, judicial and Congressional challenges to certain aspects of the PPACA. For example, the U.S. Tax Cuts and Jobs Act of 2017, or TCJA, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additional legislative and regulatory changes to the PPACA, its implementing regulations and guidance and its policies, remain possible in Congress and under the Biden administration. However, it remains unclear how any new legislation or regulation might affect the prices we may obtain for any of our product candidates for which regulatory approval is obtained. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

In addition, the delivery of healthcare in the European Union, including the establishment and operation of health services, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our ART or any future product candidates, restrict or regulate post-approval activities and affect our ability to commercialize any products for which we obtain marketing approval.

We are currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on our business. The pendency or approval of such proposals or reforms could result in a decrease in the price of our Ordinary Shares or limit our ability to raise capital or to enter into collaboration agreements for the further development and potential commercialization of our products.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Our success and future revenue growth will depend, in part, on our ability to protect our patent rights. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements with our employees, consultants, and contractors to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, agreements may be breached, trade secrets may be difficult to protect, and we may not receive adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors or other unauthorized third parties.

There is no guarantee that the patent registration applications that we submitted with regards to our technologies will result in patent registration. In the event of failure to complete patent registration, our developments will not be proprietary, which might allow other entities to manufacture our products or design our services and compete with them.

Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products or services, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, products or services and provide exclusivity for our new products or services or prevent others from designing around our claims. Furthermore, there is no guarantee that third parties will not infringe or misappropriate our patents or similar proprietary rights. In addition, there can be no assurance that we will not have to pursue litigation against other parties to assert its rights.

Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively, and our business and results of operations would be harmed.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or services or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or services or our product candidates (and any relevant services) unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or services could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products and services. As our industries expand and more patents are issued, the risk increases that our products and services may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our products or services. There may be currently pending patent applications or continued patent applications that may later result in issued patents that our products or services may infringe. In addition, third parties may obtain patents or services in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products or services. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products or services to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or services. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies develop their own products or services in jurisdictions where we have not obtained patent protection to and may export infringing products or services to territories where we have patent protection, but where patents are not enforced as strictly as they are in the United States. These products or services may compete with our products or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly, put the issuance of our patent applications at risk, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and any damages or other remedies that we may be awarded, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to this Offering and the Ownership of the Ordinary Shares

The market price of our securities may be highly volatile, and you may not be able to resell your Ordinary Shares or Warrants at or above the price that you paid.

The trading price of our Ordinary Shares or our Warrants is likely to be volatile. The stock market in general, and the market for medical device companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, may negatively affect the market price of our Ordinary Shares or Warrants, regardless of our actual operating performance. As a result of this volatility, you may not be able to sell your Ordinary Shares or Warrants at or above the price you paid. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our Ordinary Shares or Warrants:

●	inability to obtain the approvals necessary to commence further clinical trials;

●	unsatisfactory results of clinical trials;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of innovations or new products by us or our competitors;

●	adverse actions taken by regulatory authorities with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	any intellectual property infringement actions in which we may become involved;

●	achievement of expected product sales and profitability or our failure to meet expectations;

●	our commencement of, or involvement in, litigation;

●	any major changes in our board of directors or management;

●	our ability to recruit and retain qualified regulatory, research and development personnel;

●	legislation in the United States relating to the sale or pricing of medical devices;

●	the depth of the trading market in our Ordinary Shares and Warrants;

●

termination of the lock-up agreements or other restrictions limiting our ability or that of any of our existing shareholders to sell our Ordinary Shares (or any other securities that we may issue, if any) after this offering;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	business interruptions resulting from a local or worldwide pandemic, such as COVID-19, geopolitical actions, including war and terrorism, or natural disasters;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares and Warrants, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

The Warrants included in the Units are listed on Nasdaq separately from our Ordinary Shares, and this may provide investors with an arbitrage opportunity that could adversely affect the trading price of our Ordinary Shares.

Because the Units do not trade as a unit, and the Warrants are traded on Nasdaq, investors may be provided with an arbitrage opportunity that could depress the price of our Ordinary Shares.

The Warrants are speculative in nature.

Except as otherwise set forth therein, the Warrants offered in this offering do not confer any rights of Ordinary Share ownership on their holders, such as voting rights, but rather merely represent the right to acquire Ordinary Shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Ordinary Shares and pay an exercise price of $5.50 per Ordinary Share, 100% of the public offering price per Unit, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. There can be no assurance that the market price of our Ordinary Shares will ever equal or exceed the exercise price of the Warrants offered by this prospectus. In the event that our Ordinary Shares price does not exceed the exercise price of such Warrants during the period when such Warrants are exercisable, the Warrants may not have any value.

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on Nasdaq, including following this offering, may cause the market price of our Ordinary Shares to decline. Sales by us or our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

Our principal shareholders, officers and directors currently beneficially own less than 25% of our Ordinary Shares. They may therefore be able to exert control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our principal shareholders, officers and directors beneficially own approximately24% of our Ordinary Shares. As a result, these shareholders, if they acted together, could influence matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Management will have broad discretion as to the use of the proceeds from the potential exercise of the Warrants.

Our management will have broad discretion in the allocation of the net proceeds, if any, from the exercise of the Warrants, and could use them for purposes other than those contemplated and as described in the section titled “Use of Proceeds.” Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.

We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our Ordinary Shares. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of the Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

●	our ability to furnish two rather than three years of income statements and statements of cash flows in various required filings.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of ordinary equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of Nasdaq, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. In addition, we will not be required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, although the Israeli Companies Law, 5759-1999, or the Companies Law, requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis (rather than on an aggregate basis), this disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual meeting of shareholders following the closing of this offering, which will be filed under cover of a report on Form 6-K. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we do not expect to be a PFIC for 2021, and we do not expect to become a PFIC in the future, although there can be no assurance in this regard. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Ordinary Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Risks Related to Israeli Law and Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our headquarters, members of our management team and our research and development facilities are located, may adversely affect our results of operations.

Our executive offices, research and development laboratories and manufacturing facility are located in Ra’anana, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has historically controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. We may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions. Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

We received Israeli government grants for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel. If we fail to satisfy these conditions, we may be required to pay penalties and refund grants previously received.

Our research and development efforts have been financed in part through royalty-bearing and non-royalty-bearing grants in an aggregate amount of $0.800 million that we received from the IIA as of October 21, 2021. With respect to the royalty-bearing grants we are committed to pay royalties at a rate of 3% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits. Due to the accrual of interest, the total amount of the grants that will be repaid through royalties will increase until repayments begin. We are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during their employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Provisions of Israeli law and our amended and restated articles of association may delay, prevent or otherwise impede a merger with, or an acquisition of, us, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of our outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed in key respects by Israeli laws, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our Ordinary Shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. companies. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in such company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s amended and restated articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval, as well as a general duty to refrain from discriminating against other shareholders. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a vote at a meeting of the shareholders or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. companies.

General Risk Factors

We incurred significant increased costs as a result of the listing of our securities for trading on Nasdaq. Our management is required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

As a public company in the United States, we incurred additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

If we are not able to attract and retain highly skilled managerial, scientific, technical and marketing personnel, we may not be able to implement our business model successfully.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management as well as other employees, consultants and scientific and medical collaborators. Our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than currently expected and such higher compensation payments may have a negative effect on our operating results. Competition for experienced, high-quality personnel in the medical device field is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain quality personnel on acceptable terms could impair our ability to develop new products and services and manage our business effectively.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

●	increased operating expenses and cash requirements;

●	the assumption of additional indebtedness or contingent liabilities;

●	the issuance of our equity securities;

●	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

●	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

●	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

●	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

●	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

We are subject to certain U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anticorruption, anti-money laundering, export control, sanctions and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals, and we can be held liable for the corrupt or other illegal activities of our personnel, agents or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Our business and operations might be adversely affected by security breaches, including any cybersecurity incidents.

We depend on the efficient and uninterrupted operation of our computer and communications systems, and those of our consultants, contractors and vendors, which we use for, among other things, sensitive company data, including our intellectual property, financial data and other proprietary business information.

While certain of our operations have business continuity and disaster recovery plans and other security measures intended to prevent and minimize the impact of IT-related interruptions, our IT infrastructure and the IT infrastructure of our consultants, contractors and vendors are vulnerable to damage from cyberattacks, computer viruses, unauthorized access, electrical failures and natural disasters or other catastrophic events. We could experience failures in our information systems and computer servers, which could result in an interruption of our normal business operations and require substantial expenditure of financial and administrative resources to remedy. System failures, accidents or security breaches can cause interruptions in our operations and can result in a material disruption of our targeted phage therapies, product candidates and other business operations. The loss of data from completed or future studies or clinical trials could result in delays in our research, development or regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur regulatory investigations and redresses, penalties and liabilities and the development of our product candidates could be delayed or otherwise adversely affected.

Even though we believe we carry commercially reasonable business interruption and liability insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. For example, we are not insured against terrorist attacks or cyberattacks. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results. Moreover, any such event could delay the development of our product candidates.

Sales of a significant number of our Ordinary Shares in the public markets or significant short sales of our Ordinary Shares, or the perception that such sales could occur, could depress the market price of our Ordinary Shares and impair our ability to raise capital.

Sales of a substantial number of our Ordinary Shares or other equity-related securities in the public markets, could depress the market price of our Ordinary Shares. If there are significant short sales of our Ordinary Shares, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the Ordinary Shares to sell their shares, thereby contributing to sales of Ordinary Shares in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or the Ordinary Shares, our share price and trading volume could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding the Ordinary Shares, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Ordinary Shares or trading volume to decline.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We expect to receive health information and other highly sensitive or confidential information and data of patients and other third parties (e.g., healthcare providers who refer patients for scans), which we expect to compile and analyze. Collection and use of this data might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the United States, the European Union and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we will be subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act (CCPA) on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we expect to obtain health information that is subject to privacy and security requirements under the Health Information Technology for Economic and Clinical Health Care Act, or HITECH, and its implementing regulations. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European Union’s GDPR, which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance. Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act 2018 which will remain in force, even if and when the United Kingdom leaves the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

While we are preparing to implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability to advance the development of our ART and future potential product candidates;

●	our ability to commercialize our ART and future potential product candidates and future sales of our ART or any other future potential product candidates;

●	our assessment of the potential of our ART and future potential product candidates to treat certain indications;

●	our planned level of capital expenditures and liquidity;

●	our plans to continue to invest in research and development to develop technology for new products;

●	anticipated actions of the FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we intend to operate, including the impact of any changes in regulation and legislation that could affect the medical device industry;

●	our ability to meet our expectations regarding the commercial supply of our ART and future product candidates;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	the overall global economic environment;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	the impact of competition and new technologies;

●	our ability to internally develop new inventions and intellectual property;

●	our expectations regarding the use of proceeds from this offering

●	changes in our strategy; and

●	litigation.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of full exercise for cash of all of the Warrants that remain outstanding, we will receive gross proceeds of approximately $19.4 million.

We intend to use the net proceeds from the sale of our securities in this offering for product integration, research and development, including human observational studies, system engineering and other regulatory approval process, business development and marketing activities and implementation of our go-to-market strategy, and working capital and general corporate purposes and next generation product development. However, we have no present binding commitments or agreements to enter into any acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending application of the net proceeds for the purposes as described above, we may invest the net proceeds in short-term, interest-bearing securities, and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2021:

●	on an actual basis.

●	on an as adjusted basis to give effect to the IPO and the additional issuance of securities in this offering (assuming the exercise of the Warrants to be issued to investors), and after deducting underwriting discounts and commissions and estimated offering expenses, as if the sale of the securities had occurred on June 30, 2021.

You should read this table in conjunction with the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2021
U.S. dollars in thousands	Actual	As Adjusted

Cash and cash equivalents	4,355	38,339
Restricted cash	857	17
Financials liability at Fair Value	14,282	2,656
Shareholders’ equity (deficit):
Share capital and premium	8,091	51,636
Foreign exchange reserve	(668)	(668)
Share base compensation	3,138	3,138
Accumulated deficit	(20,126)	(19,282)
Total shareholders’ equity (deficit)	(9,565)	34,824
Total capitalization	5,894	38,798

The number of Ordinary Shares purchased from us by existing shareholders is based on 7,712,584 Ordinary Shares issued and outstanding as of October 21, 2021, and excludes the following as of such date:

●	554,472 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our equity incentive plan, outstanding as of such date, with exercise prices ranging between NIS 0.37 (approximately $0.12) to NIS 0.97 (approximately $0.29) per share, of which 410,832 were vested as of such date;

●	3,626,426 Ordinary Shares reserved for future issuance under our equity incentive plan;
●	169,016 Ordinary Shares issuable upon the exercise of warrants issued to InSense Medical Pty Ltd. in connection with a certain termination agreement, with an exercise price of $5.50 per Ordinary Share;

●	795,832 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as SAFEs and an additional 3,247 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such SAFEs; and

●	353,750 Ordinary Shares issuable upon the exercise of warrants issued in connection with a certain convertible loan, and an additional 13,340 Ordinary Shares issuable upon the exercise of warrants issued to promoters in connection with such convertible loan agreements.

SELECTED FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of operations data for the years ended December 31, 2020 and 2019, and the balance sheet data as of December 31, 2020 and 2019, from our audited financial included elsewhere in this prospectus. We have derived the following statements of operations data for the six months ended June 30, 2021 and 2020, and the balance sheet data as of June 30, 2021, from our unaudited interim condensed financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our financial statements included in this prospectus were prepared in accordance with IFRS, as issued by the IASB.

	Year Ended December 31,		Six Months Ended June 30,
U.S. dollars in thousands, except share and per share data	2020	2019	2021	2020
Research and development expenses	3,873	887	1,104	1,456
Sales and marketing expenses			244	-
general and administrative expenses	2,447	384	1,210	840
Other income	51	-	-	-

Total operating expenses	6,269	1,271	2,558	2,296
Operating loss	6,269	1,271	2,558	2,296
Finance expenses, net	959	3,304	5,732	2,052
Loss before taxes on income	7,228	4,575	8,290	4,348
Income tax expense (benefit)	-	-
Loss for the year	7,228	4,575	8,290	4,348
Other comprehensive income (loss)	(599)	(37)	33	15
Net comprehensive loss	7,827	4,612	8,323	4,363
Net comprehensive loss for the period attributable to:			,	,
Inspira technologies Oxy B.H.N. Ltd. Shareholders	7,827	4,612	8,323	4,363
Basic and diluted loss per share	(3.67)	(2.401)	(3.11)	(2.28)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

A. Operating Results

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed financial statements and the related notes thereto for the six months ended June 30, 2021, included elsewhere in this Report on Form 6-K. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties

Overview

Since our inception in 2018, we have incurred operating losses. Our operating loss for the six-months ended June 30, 2020 and 2021 were $2.3 million and $2.6 million, respectively and our net loss for the same period was $8.2 million and $4.4 million. As of June 30, 2021, we had an accumulated deficit of $20 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future, and our losses may fluctuate significantly from year to year. We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

●	continue clinical development of our ART system;

●	file new applications seeking regulatory approval for the ART pursuant to FDA’s Section 510(K) regulatory pathway in the United States;

●	continue to invest in the preclinical research and development of any future product candidates;

●	establish a commercial infrastructure to support the marketing, sale and distribution of the ART if it receives regulatory approval;

●	hire additional research and development and general and administrative personnel to support our operations;

●	maintain, expand and protect our intellectual property portfolio; and

●	continue to incur costs associated with operating as a public company.

We do not have any product candidates approved for sale and have not generated any revenue from product sales.

On July 16, 2021, we closed our initial public offering, or IPO, whereby we sold 2,909,091 Ordinary Shares and 3,345,455 tradable warrants (inclusive of 436,364 tradable warrants pursuant to the exercise of an overallotment option granted to the underwriters). The aggregate net proceeds received by us from the IPO were $16 million, before underwriting discounts and other offering costs. Prior to our IPO, we financed our operations primarily through convertible debt, as well as grants from the Israel Innovation Authority, or the IIA.

Current Outlook

We have financed our operations to date primarily through convertible notes and loans and from grants from the IIA. We have incurred losses and generated negative cash flows from operations since inception in 2018. Since inception, we have not generated any revenue and we do not expect to generate significant revenues in the near future.

As of June 30, 2021, our cash and cash equivalents were $4,355,000. On July 16, 2021, we closed our initial public offering. The aggregate net proceeds received by us from the IPO were $16 million, before underwriting discounts and other offering costs.

We expect that our existing cash and cash equivalents as of the June 30, 2021 will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months.

Our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:

●	the progress and costs of our research and development activities;

●	the costs of manufacturing our products;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

●	the magnitude of our general and administrative expenses.

Until we can generate significant recurring revenues and profit, we expect to satisfy our future cash needs through equity or debt financings. We cannot be certain that additional funding will be available to us when needed, on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our product candidates. This may raise substantial doubts about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

We operate primarily in Israel, and approximately 80% of our expenses are denominated in NIS. We are therefore exposed to market risk, which represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We are subject to fluctuations in foreign currency rates in connection with these arrangements.

We currently partially hedge our foreign currency exchange rate risk to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Interest Rate Risk

We do not anticipate undertaking any significant long-term borrowings. At present, our investments consist primarily of cash and cash equivalents, and short-term deposits. The primary objective of our investment activities is to preserve principal while maximizing the income that we receive from our investments without significantly increasing risk and loss. Our investments may be exposed to market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments, if any.

Impact of Inflation and Currency Fluctuations

Inflation generally affects us by increasing our NIS-denominated expenses, including salaries and benefits, as well as facility rental costs and payment to local suppliers. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the six months ended June 30, 2021.

Operating Expenses

Our current operating expenses consist of three components — research and development expenses, general and administrative expenses and marketing expenses.

Revenue

To date, we have not generated revenue from the sale of any product, and we do not expect to generate significant revenue within the next year at least.

Research and Development Expenses, net

Our research and development expenses consist primarily of salaries and related personnel expenses, share-based compensation expenses, materials costs consultants and other third parties who support the developments of our product service fees and other related research and development expenses.

In October 2019, we received the approval of the IIA for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods. Through June 30, 2021, we received a total of $800,000 and no additional grants are expected to be received.

The following tables discloses the breakdown of research and development expenses:

	Six Months Ended June 30,
U.S. dollars in thousands	2021	2020

Salary and related expenses	584	524
Materials and related expenses	80	143
Subcontractors	147	52
IIA participation	(51)	(218)
Share-based compensation	241	769
Depreciation	59	78
Office maintenance	44	108
Total	1,104	1,456

	Year Ended December 31,
U.S. dollars in thousands	2020	2019

Salary and related expenses	1,237	493
Share based expenses	2,230	-
Materials and related expenses	440	132
Subcontractors	125	105
IIA participation	-	-
share-based compensation	-	-
Depreciation	196	74
Office maintenance	28	47
Travel abroad	-	36
IIA participation	(383)	-
Total	3,873	887

We expect that our research and development expenses will materially increase as we continue to develop our products and recruit additional research and development employees.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses, share based compensation, professional service fees for accounting and booking, legal fees, facilities, travel expenses and other general and administrative expenses.

The following tables discloses the breakdown of general and administrative expenses:

Unaudited	Six Months Ended June 30,
U.S. dollars in thousands	2021	2020

Professional fees	715	200
Salary and related expenses	186	60
Rent and office maintenance	25	37
Share-based compensation	222	532
Travel abroad	14	10
Depreciation	34	1
Others	14	-
Total	1,210	840

Unaudited	Year Ended December 31,
U.S. dollars in thousands	2020	2019

Professional fees	154	90
Salary and related expenses	140	67
Rent and office maintenance	77	23
share-based compensation	818	-
Related IPO expenses	1,235	185
Travel abroad	12	15
Depreciation	7	2
Others	4	2
Total	2,447	384

Comparison of the Six Months Ended June, 2021 and 2020

Results of Operations

	Six Months Ended June 30,
U.S. dollars in thousands	2021	2020

Research and development expenses	1,104	1,456
Marketing expenses	244	-
General and administrative expenses	1,210	840
Operating loss	2,558	2,296
Financial expenses	5,732	2,052
Net loss	8,290	4,348
Loss attributable to holders of Ordinary Shares	8,290	4,348

Research and Development Expenses

Our research and development expenses for the six months ended June 30, 2021, amounted to $1,104,000 representing a decrease of $352,000, or 24%, compared to $1,456,000 for the six months ended June 30, 2020. The decrease is attribute to a decrease in share-based compensation expenses, and partially offset by the IIA payment of certain development expenses.

Marketing expenses

Marketing expenses for the six months ended June 30, 2021 were $244,000, compared to non-such expenses for the six months ended June 30, 2020. The reason for the increase is that the Company is now focused on marketing, brand awareness and exploring go-to-market capabilities.

General and administrative expenses

Our general and administrative expenses totaled $1,210,000 for the six months ended June 30, 2021, an increase of $370,000 or 44%, compared to $840,000 for the six months ended June 30, 2020. The increase is attributed to an increase of $500,000 in corporate expenses, legal and professional fees in preparation for the IPO, as well as capital raising fees for the convertible loan agreements and simple agreements for future equity, an increase of $120,000 in salary and related expenses offset by a decrease of $310,000 in share-based compensation expenses.

Operating loss

As a result of the foregoing, our operating loss for the six months ended June 30, 2021 was $2,558,000 compared to an operating loss of $2,296,000 for the six months ended June 30, 2020, an increase of $262,000, or 11%.

Financial expenses

Financial expenses consist of revaluation of debt instruments presented at fair value and bank fees.

We recognized financial expenses for the six months ended June 30, 2021 of $5,732,000 representing an increase of $3,680,000 compared to financial expenses of $2,052,000 for the six months ended June 30, 2020. The increase was primarily due to a change in the fair value of debt instruments.

Total comprehensive loss

As a result of the foregoing, our total comprehensive loss for the six months ended June 30, 2021 was $8,323,000, compared to $4,363,000 for the six months ended June 30, 2020, an increase of $3,960,000, or 90%.

Comparison of the Years Ended December 31, 2020 and 2019

Results of Operations

The following tables summarizes our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
U.S. dollars in thousands	2020	2019

Research and development expenses	3,873	887
General and administrative expenses	2,447	384
Other income	51	-
Operating loss	6,269	1,271
Financial expenses	959	3,304
Net loss	7,228	4,575
Loss attributable to holders of Ordinary Shares	7,228	4,575

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2020, amounted to $3,873,000 representing an increase of $2,986,000, or 336%, compared to $887,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase of $2,230,000 in share-based compensation expenses, since share-based compensation was first granted in April 2020, an increase of $744,000 in salaries and related personnel expenses reflecting an increase in the number of research and development employees with the efforts to support the research and trials, and due to the fact that from our inception in February 2018 until May 2019, our founders worked without any compensation, and to an increase of $308,000 in materials and related expenses.

Our research and development expenses for the year ended December 31, 2020 includes IIA grants in the amount of $383,000. According to International Accounting Standard 20 “Government Grants”, or IAS, 20, a liability is recognized at its fair value in accordance with the market interest rate prevailing at the time of receiving the grant. The difference between the consideration received and the liability recognized at inception was treated as a government grant and recognized as a reimbursement of research expenses or a reduction in capitalized development costs.

General and administrative expenses

Our general and administrative expenses totaled $2,447,000 for year ended December 31, 2020, an increase of $2,063,000 or 537%, compared to $384,000 for the year ended December 31, 2019. The increase was primarily attributable to an increase of $818,000 in share-based compensation expenses, an increase of $73,000 in salaries expenses, reflecting an increase in the number of employees to support business and fundraising processes and an increase of $1,050,000 in fundraising expenses.

Operating loss

As a result of the foregoing, our operating loss for year ended December 31, 2020 was $6,269,000 compared to an operating loss of $1,271,000 for year ended June 31, 2019, an increase of $4,998,000, or 393%.

Financial expenses

Financial expenses consist of revaluation of debt instruments presented at fair value and bank fees.

We recognized financial expenses for the year ended December 31, 2020 of $959,000 representing a decrease of $2,345,000 compared to financial expenses of $3,304,000 for year ended December 31, 2019. The decrease was primarily due to a change in the fair value of debt instruments.

Total comprehensive loss

As a result of the foregoing, our total comprehensive loss for the year ended December 31, 2020 was $7,827,000, compared to $4,612,000 for the year ended December 31, 2019, an increase of $3,215,000, or 70%.

Impact of COVID-19

The global spread of COVID-19 led many countries, including Israel, to impose stringent limitations on movement, gatherings, transit of passengers and goods and to close the borders between countries. The responses of governments have notably impacted many economies as well as capital markets worldwide.

Our company was able to maintain almost ordinary levels of operations during the period including the performance of its planned studies. We were affected by service providers lack of availability and extended times of delivery from suppliers abroad. We also experienced several weeks of delay in receiving components of the ART during the first half of 2020.

Future possible impact of COVID-19 will depend on future developments with the pandemic which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions by governments around the world to contain COVID-19 or treat its impact, among others.

Critical Accounting Policies and Estimates

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. A comprehensive discussion of our critical accounting policies is included in “Critical Accounting Policies and Estimates” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Registration Statement, as well as our unaudited condensed financial statements and the related notes thereto for the six months ended June 30, 2021, included in a report on Form 6-K.

B. Liquidity and Capital Resources

Overview

Since our inception through June 30, 2021, we have funded our operations principally from the convertible securities and loans and from government grants.

As of June 30, 2021, we had $4,355,000 in cash and cash equivalents.

The table below presents our cash flows for the six months ended June 30, 2021:

	Six Months Ended June 30,
U.S. dollars in thousands	2021	2020

Net cash used in operating activities	(2,330)	(836)

Net cash used in investing activities	(898)	(51)

Net cash provided by financing activities	7,114	966

Net increase in cash and cash equivalents	3,886	79

Operating Activities

Net cash used in operating activities of $2,330,000 during the six months ended June 30, 2021 and net cash used in operating activities of $836,000 during the six months ended June 30, 2020 was primarily used for payment of salaries and related personnel expenses, materials expenses, subcontractors, travel and office maintenance.

Investing Activities

Net cash used in investing activities of $898,000 during the six months ended June 30, 2021, consisted mainly of a short time restricted deposit in amount of $857,000and$41, used for purchasing property and equipment. Net cash used in investing activities of $51,000 during the six months ended June 30, 2020, primarily reflected property purchases and operational deposits.

Financing Activities

Net cash provided by financing activities of $7,114,000 during the six months ended June 30, 2021, consisted mainly of $7,165,000 of net proceeds from convertible loan and simple agreements for future equity, and from the IIA’s grant of $55,000.

Net cash provided by financing activities of $966,000 during the six months ended June 30, 2020, consisted mainly of $857,000 of net proceeds from the convertible note and from the IIA’s grant of $197,000.

Description of SECURITIES WE ARE Offering

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

General

As of June 30, 2021, our authorized share capital consisted of 15,000,000 Ordinary Shares, no par value per share, of which 7,712,584 shares were issued and outstanding as of such date. All of our issued and outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Purposes and Objects of the Company

Our purpose is set forth in Article 3(b) of our amended and restated articles of association and includes every lawful purpose.

Ordinary Shares

In the last three years, we have issued an aggregate of 5,779,328 Ordinary Shares in several private placements and public offerings for aggregate net proceeds of $27,030,651 (in each case based on the exchange rate of the A$ and U.S. dollar applicable on the day of the closing of the respective transaction), which amount includes the issuance of Ordinary Shares upon the conversion of options, warrants and performance rights.

IPO Warrants and Underwriter Warrants

The following summary of certain terms and provisions of the IPO Warrants and Underwriter Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of IPO Warrant and form of Underwriter Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part.

The IPO Warrants entitle the registered holder to purchase Ordinary Shares at a price equal to $5.50 per share, subject to adjustment as discussed below, immediately following the issuance of such IPO Warrants and terminating at 5:00 p.m., New York City time, five years after their original issuance.

The exercise price and number of Ordinary Shares issuable upon exercise of the IPO Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the IPO Warrants will not be adjusted for issuances of Ordinary Shares at prices below its exercise price.

Exercisability. The IPO Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The IPO Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the IPO Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the IPO Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the IPO Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the IPO Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole Ordinary Share purchasable upon exercise of the IPO Warrants is $5.50 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The IPO Warrants are listed on Nasdaq under the symbol “IINNW.”

Warrant Agent. The Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and us. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Warrants.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by New York law.

Underwriter Warrants

As part of our initial public offering, we issued the Underwriter Warrants to the representative of the underwriters in the Offering. The Underwriter Warrants have an exercise price of $6.8875. The Underwriter Warrants are exercisable commencing on January 16, 2022 and expire on July 16, 2026.  The warrants have been deemed compensation by FINRA and are therefore subject to a 6-month lock-up pursuant to Rule 5110 of FINRA. The underwriters (or their permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of ordinary shares, and will provide for cashless exercise and will contain provisions for “piggyback” registration rights, for a period of no greater than five (5) years from the effective date of the offering in compliance with FINRA Rule 5110. The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The Powers of the Directors

Our Board of Directors direct our policy and supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Israeli Companies Law, 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law, upon the earlier. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our amended and restated articles of association allow our Board of Directors to appoint directors to fill vacancies and/or as an addition to the Board of Directors (subject to the maximum number of directors) to serve until the next annual general meeting. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request of any shareholder or shareholders holding at least five percent (5%) or a higher percent of our voting rights.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and twenty one days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law and our amended and restated articles of association require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of our company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a controlling shareholder if there is no controlling shareholder in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a controlling shareholder in the company which resulted in the acquirer becoming a controlling shareholder in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

EXPENSES

Set forth below is an itemization of the total expenses, expected to be incurred in connection with the offer and sale of the Units by us.

Printer fees and expenses	$2,500
Legal fees and expenses	$75,000
Accounting fees and expenses	$18,500
Miscellaneous	$3,000
Total	$99,000

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance upon the report of Ziv Haft, a member of BDO, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement on Form F-1 (File No. 333-253920), given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.inspira-technologies.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(FORMERLY: INSENSE MEDICAL LTD.)

The amounts are stated in thousands of U.S. dollars

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of INSPIRA TECHNOLOGIES OXY B.H.N. LTD. (formerly: INSENSE MEDICAL LTD.) (the “Company”) as of December 31, 2020 and 2019, the related statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the “Financial Statements”). In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the Financial Statements, the Company incurred a net loss of $7,228 for the year ended December 31, 2020 and generated $11,836 of accumulated deficit since inception. These factors, along with other matters, raise substantial doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Tel-Aviv, Israel	BDO Ziv haft
April 30, 2021, except for note 20.5 which is dated June 4, 2021	Certified Public Accountants (Isr.)
BDO Member Firm

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

		December 31,	December 31,
	Note	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents		496	96
Other accounts receivable	4	188	86
Total current assets		684	182

Non-Current Assets:
Right of use assets, net	15	258	163
Property and equipment, net	5	45	29
Total non-current assets		303	192

Total Assets		987	374

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

	Note	December 31, 2020	December 31, 2019
LIABILITIES AND DEFICIT
Current Liabilities:

Trade accounts payables		3	74
Other accounts payable	6	549	103
Lease liabilities	15	180	125
Warrants	7	219	-
Convertible loan	7	-	4,685
Total current liabilities		951	4,987

NON-CURRENT LIABILITIES:
Loan from the Israel Innovation Authority	8	372	-
Convertible note	9	1,273	-
Lease liabilities	15	95	28
Total non-current liabilities		1,740	28

Deficit:	10
Share capital		304	3
Premium		7,749	-
Share base compensation	16	2,714	-
Foreign exchange reserve		(635)	(36)
Accumulated deficit		(11,836)	(4,608)
Total deficit		(1,704)	(4,641)

Total Liabilities And Deficit		987	374

June 4, 2021
Dagi Ben-Noon Chief Executive Officer	Joe Hayon Chief Financial Officer	Date of approval of the Financial Statements

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

STATEMENTS OF COMPREHENSIVE LOSS

(US dollars in thousands except loss per share)

	Note	Year ended December 31, 2020	Year ended December 31, 2019

Research and development expenses	11	3,873	887
General and administrative expenses	12	2,447	384
Other income		51	-
Operating loss		6,269	1,271
Finance expenses	13	959	3,304
Loss before tax		7,228	54,57
Taxes on income	14	-	-
Loss for the period		7,228	4,575

Other comprehensive income (loss), net of tax:
Items that will not be reclassified to profit or loss:
Exchange gains (losses) arising on translation to presentation currency		(599)	(37)
Total comprehensive loss for the period		(7,827)	(4,612)

Basic and diluted loss per share (*)	10	(3.67)	(2.401)

(*)	Number of shares restated based on Reverse Stock Splits according to subsequent events note.

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(US dollars in thousands)

	Share capital	Premium	Adjustments arising from translating financial operation	Share- based payment reserve	Accumulated deficit	Total
Balance at January 1, 2020	3	-	(36)	-	(4,608)	(4,641)
Changes during the period:
Loss for the year	-	-	-	-	(7,228)	(7,228)
Other comprehensive loss	-	-	(599)	-	-	(599)
Total comprehensive loss	-		(599)	-	(7,228)	(7,827)
Share split	215	(215)	-	-	-	-
Share base compensation	-	-	-	3,896	-	3,896
Share base compensation to exercise	9	839	-	(848)	-	-
Conversion of convertible loan to shares	77	6,791	-	-	-	6,868
Classification of share-based compensation	-	334	-	(334)	-	-
Balance at December 31, 2020	304	7,749	(635)	2,714	(11,836)	(1,704)

	Share capital	Adjustments arising from translating financial operation	Accumulated deficit	Total
Balance at December 31, 2018	3	1	(33)	(29)
Changes during the period:
Loss for the year	-	-	(4,575)	(4,575)
Other comprehensive loss	-	(37)	-	(37)
Total comprehensive loss	-	(37)	(4,575)	(4,612)
Balance at December 31, 2019	3	(36)	(4,608)	(4,641)

The accompanying notes are an integral part of the financial statement

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Year ended December 31, 2020	Year ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	(7,228)	(4,575)

Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation	203	76
Increase in other accounts receivable	10	(46)
Increase in trade payables	(70)	72
Increase in other accounts payable	408	58
Issuance of warrants	204	-
Change in fair value of convertible loan	689	3,295
Share base compensation	3,896	-
Financial expenses	12	9
Net cash provided by (used in) operating activities	(1,876)	(1,111)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(23)	(31)
Payment of deposit	(3)	(35)
Lease payment at the commencement date	-	(5)
Net cash used in investing activities	(26)	(71)

CASH FLOWS FROM FINANCING ACTIVITIES:
Receipt of short term convertible loan and convertible note	2,157	1,355
Receipt loan from the Israel Innovation Authority	308	-
Principal paid on lease liabilities	(176)	(88)
Net cash provided by financing activities	2,289	1,267

Net increase in cash and cash equivalents	387	85
Cash and cash equivalents at beginning of the period	96	8
Effects of exchange rate changes on cash and cash equivalents	13	3
Cash and cash equivalents at the end of the period	496	96

	Year ended December 31, 2020	Year ended December 31, 2019
APPENDIX A - AMOUNT PAID DURING THE YEAR FOR:
Interest paid	45	9

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 1 – GENERAL:

1.	INSPIRA TECHNOLOGIES OXY B.H.N LTD. (formerly: INSENSE MEDICAL LTD.) (the “Company”) was incorporated in Yokneam, Israel and commenced its operations on February 27, 2018. In July 2020, the Company moved to 2 Ha-Tidhar St., Ra’anana, Israel. (On July 30, 2020, the Company change its name from INSENSE MEDICAL LTD. to INSPIRA TECHNOLOGIES OXY B.H.N LTD.). The Company’s functional currency is NIS. The Company operates in the medical technology industry and is developing a proprietary respiratory support device named “ART system”. Subject to regulatory approval, this device will be used to prevent the need for mechanical ventilation in supporting the lungs as well as to wean patients off mechanical lung ventilation faster, thus reducing hospital days and patient exposure to medical complications.

2.	The Company expects to raise funds during 2021 through an initial public offering on Nasdaq (the “NASDAQ IPO”).

3.

The Company did not generate any revenue since its inception, the Company is still at the development stage of its products. The Company incurred a net loss of 7,228 for the year ended December 31, 2020 and generated 11,836 of accumulated deficit since the inception.

The management of the Company intends to seek additional funding through public offerings, which will be utilized to fund product development and continue operations. The Company does not have any material financial obligations as of the balance date, the simple agreement for future equity (the “SAFE”) could not be redeemed in cash according to its terms (see note 7).

4.	Infection of the Company’s workforce with COVID-19 could result in a temporary disruption in the Company’s business activities, including manufacturing, and other functions. Based on guidelines provided by the Israeli government, employers (including the Company) are also required to increase as much as possible the capacity and arrangement for employees to work remotely. In that regard, while the Company continued to operate almost fully including carrying out the studies in compliance with all applicable Israeli rules and guidelines on COVID-19, the employees worked remotely when full lockdowns were enforced. The spread of an infectious disease, including COVID-19, may also result in the inability of the manufacturers to deliver components or finished products on a timely basis and may also result in the inability of the Company’s suppliers to deliver the parts required by the manufacturers to complete manufacturing of components or finished products. Since March 2020, the Company has experienced delays in supply of some components of the products from abroad. Ecmo systems and oxygenators which were needed for research were also unavailable to purchase. In addition, governments may divert spending from other budgeted resources as they seek to reduce and/or stop the spread of an infectious disease, such as COVID-19.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 1 – GENERAL (CONT.):

Such events may result in a period of business and manufacturing disruption and in reduced operations, any of which could materially affect the Company’s business, financial condition and results of operations. The extent to which COVID-19 impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

5.	A 12.5:1 reverse stock split of the Company’s ordinary shares was effected on March 18, 2021 and additional 2.94:1 reverse stock split of the Company’s ordinary shares was affected on June 1, 2022 (the “Reverse Stock Split”). All share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board (IASB). The financial statements have been prepared under the historical cost convention except of the convertible loan, convertible note and warrants that was measured at fair value through profit or loss, share based compensation that was measured at fair value according to IFRS2 and governments grants that were measured at amortized cost. The Company has elected to present the statement of comprehensive loss using the function of expense method. In addition, these financial statements are presented in the U.S. dollars. All currency amounts have been recorded to the nearest thousand, unless otherwise indicated.

Use of estimates and assumptions in the preparation of the financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. See also Note 3.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Cash and cash equivalents

Cash equivalents are considered by the Company to be highly-liquid investments, including, inter alia, short-term deposits with banks, the maturity of which does not exceed three months at the time of deposit and which are not restricted.

Loss per share

Basic and diluted loss per share is calculated as net loss attributed to the Company, divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Functional and foreign currency

The Company’s operational currency is NIS. However, the presentation currency is the U.S. dollars (“USD”). Transactions and balances in foreign currencies are converted into USD in accordance with the principles set forth by International Accounting Standard (IAS) 21 “The Effects of Changes in Foreign Exchange Rates”. Accordingly, transactions and balances have been converted as follows:

●	Assets and liabilities items were reported at closing rate of exchange at the statements of financial position date.

●	Other comprehensive income items were reported at annual average rate of exchange at the statements of financial position date.

●	Share capital, capital reserve and other capital movement items were at rate of exchange as of the date of recognition of those items.

●	Accumulated deficit was based on the opening balance for the beginning of the reporting period in addition to the movements mentioned above.

●	Rate of exchange rate differentials created was recognized in other comprehensive income and accumulated in equity.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

A.	In the principal market for the asset or liability, or

B.	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

When there are no quoted prices in active markets for identical assets or liabilities, the Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Classification by fair value hierarchy

Assets and liabilities measured in the statement of financial position at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3 -	Inputs that are not based on observable market data (valuation techniques that use inputs that are not based on observable market data).

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Financial instruments

1.	Financial assets

The Company classifies its financial assets into one of the following categories, based on the business model for managing the financial asset and its contractual cash flow characteristics. The Company’s accounting policy for the relevant category is as follows:

Amortized cost: other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognized at fair value including direct transaction costs and are subsequently carried at amortized cost using the effective interest rate method, less provision for impairment.

2.	Financial Liabilities

The Company classifies its financial liabilities, including trade accounts payable and other accounts payable, which are initially recognized at fair value and subsequently carried at amortized cost using the effective interest method. The convertible loan (see also Note 7), convertible note (see also Note 8) and warrants (see also Note 7) are measured at fair value through profit or loss.

3.	De-recognition

●	Financial assets - The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows.

●	Financial Liabilities - The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire.

4.	Impairment of financial assets

The Company recognizes an allowance for expected credit losses (ECL) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). Cash and cash equivalents are subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Property, plant and equipment

Items of property, plant and equipment are initially recognized at cost including directly attributable costs. Depreciation is calculated on a straight line basis, over the useful lives of the assets at annual rates as follows:

	Annual depreciation rate (%)	Main annual depreciation rate (%)

Computers	33	33
Laboratory equipment	20	20
Furniture and office equipment	6-15	6
Leasehold improvements	10	10

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is higher than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in profit or loss.

Impairment of non-financial assets

Non-financial assets are subject to impairment test whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of the non-financial asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to dispose), the asset is written down and impairment charge is recognized accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (i.e. the smallest group of assets to which the asset belongs that generates cash inflow that is largely independent of cash inflows from other assets).

An impairment loss allocated to asset, is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Impairment of non-financial assets (cont.)

Reversal of an impairment loss, as above, is limited to the lower of the carrying amount of the asset that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years and the asset’s recoverable amount. After an impairment of non-financial asset is recognized, the Company examines at each reporting date whether there are indications that the impairment which was recognized in the past no longer exists or should be reduced. The reversal of impairment loss of an asset is recognized in profit or loss. Impairment charges are included in general and administrative expenses. During the years ended December 31, 2020 and 2019, no impairment charges of non-financial assets were recognized.

Research and development costs

Expenditure on research activities is recognized in profit or loss as incurred. Development expenditures is recognized as an intangible asset when the Company can demonstrate:

●	The product is technically and commercially feasible.

●	The Company intends to complete the product so that it will be available for use or sale.

●	The Company has the ability to use the product or sell it.

●	The Company has the technical, financial and other resources to complete the development and to use or sell the product.

●	The Company can demonstrate that the product will generate future economic benefits.

●	The Company is able to measure reliably the expenditure attributable to the product during the development.

During the reported years the expenses were not capitalized, as they do not meet the criteria set forth in IAS 38.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Share based payment

The Company measures the share based expense and the cost of equity-settled transactions with employees and service providers by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using an accepted options pricing model. The model is based on share price, grant date and on assumptions regarding expected volatility, expected life of the options, expected dividend, and a no risk interest rate.

The Company selected the Black-Scholes model as the Company’s option pricing model to estimate the fair value of the company’s options awards. The option-pricing model requires a number of assumptions:

Expected dividend yield - The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has not historically paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

Volatility - The expected volatility is based on similar companies’ stock volatility.

Risk free interest rate - The risk-free interest rate is based on the yield of governmental bonds with equivalent terms.

Contractual term - An option’s contractual term is the amount of time the holder has to exercise the option, per the contract.

The granted options are settled in equity instruments method and not in cash, the fair value of the options at the date of grant is charged to the statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied. Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive income over the remaining vesting period.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Government grants

Government grants received for the use of research and development activities, for which the Company undertook to pay royalties to the state, contingent on future sales arising from this financing, were treated as forgivable loans. The grant was recognized as a liability in the financial statements, except when there is reasonable assurance that the Company will comply with the conditions for the forgiveness of the loan, then it would be recognized as a government grant. When the loan bears a below-market rate of interest, the liability is recognized at its fair value in accordance with the market interest rate prevailing at the time of receiving the grant. The difference between the consideration received and the liability recognized at inception was treated as a government grant and recognized as a reimbursement of research expenses or a reduction in capitalized development costs. The repayment of the liability to the state is reviewed every reporting period, with changes in the liability resulting from a change in the expected royalties recognized in profit or loss.

Current taxes

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred tax

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the estimated timing and level of future taxable profits together with future tax planning strategies. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities in the financial statements and the amounts attributable for tax purposes.

Deferred taxes are measured at the tax rates that are expected to apply in the period when the temporary differences are reversed based on tax laws that have been enacted or substantively enacted at the end of the reporting period. Deferred taxes are recognized in profit or loss, except when they relate to items recognized in other comprehensive income or directly in equity. Deferred tax assets are reviewed at the end of each reporting period and reduced to the extent that it is not probable that they will be utilized. In addition, temporary differences (such as carry forward losses) for which deferred tax assets have not been recognized are reassessed and deferred tax assets are recognized to the extent that their recoverability is probable.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONT.):

Deferred tax (cont.)

Any resulting reduction or reversal is recognized on “income tax” within the statement of comprehensive income. All deferred tax assets and liabilities are presented in the statement of financial position as non-current items, respectively. Deferred taxes are offset in the statement of financial position if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

Employee benefits

The Company has several employee benefit plans as to Israeli employees:

1.	Short-term employee benefits: Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Company has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

2.	Post-employment benefits: The plans are normally financed by contributions to insurance companies and classified as defined contribution plans. The Company has contributed for all of its employees’ contribution plans pursuant to Section 14 to the Severance Pay Law since 2018 under which the Company pays fixed contributions and will not have any legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 3 – CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS:

The convertible loan, convertible note and warrants were designated to be measured at fair value through profit or loss.

The fair value of convertible loan, convertible note and warrants was estimated by using a Monte-Carlo simulation approach, which was aimed to model the value of the Company’s assets over time. The simulation approach was designed to take into account the terms and conditions of the convertible loan, convertible note and warrants which are described in Note 7 and Note 9, as well as the capital structure of the Company and the volatility of its assets.

The valuation was performed based on management’s assumptions and projections.

NOTE 4 – OTHER ACCOUNT RECIVABLE:

	December 31, 2020	December 31, 2019
Institutions	43	51
Deposits	45	35
Others	100	-
Total	188	86

NOTE 5 – PROPERTY AND EQUIPMENT, NET:

For the year ended December 31, 2020:

	Computers	Leasehold improvements	Laboratory equipment	Furniture and office equipment	Total

Cost
At January 1, 2020	17	-	4	10	31
Additions	5	7	2	9	23

At December 31, 2020	22	7	6	19	54

Accumulated depreciation
At January 1, 2020	2	*	*	*	2
Depreciation	5	*	1	1	7

At December 31, 2020	7	*	1	1	9
Net book value:
As of December 31, 2020	15	7	5	18	45

*	Less than thousand dollars

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 5 – PROPERTY AND EQUIPMENT, NET (CONT.):

For the year ended December 31, 2019:

	Computers	leasehold improvements	Laboratory equipment	Furniture and office equipment	Total

Cost
At January 1, 2019	-	-	-	-	-
Additions	17	-	4	10	31

At December 31, 2019	17	-	4	10	31

Accumulated depreciation
At January 1, 2019	-	-	-	-	-
Depreciation	2	-	*	*	2

At December 31, 2019	2	-	*	*	2
Net book value:
As of December 31, 2019	15	-	4	10	29

*	Less than thousand dollars

NOTE 6 – OTHER ACCOUNTS PAYABLE:

	December 31, 2020	December 31, 2019
Employees, salaries and related liabilities	295	99
Accrued expenses	148	-
Related parties	98	4
Other	8	-
Total	549	103

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 7 – CONVERTIBLE LOAN:

On July 1, 2019, the Company signed an agreement with a lender, according to which the Company will receive a loan in the amount of 2,440 (AUD 3,500,000) up to 2,790 (AUD 4,000,000). The total amount the Company received from the lender was approximately 2,374 (AUD 3,535,750). The loan bears interest of 2.56%. The loan was provided in AUD, USD and NIS. The repayment will be by converting the principal amount and accrued interest amount to ordinary shares of the Company at a price per share of AUD 5.15 or AUD 5.9. The repayment of the loan will be upon the earlier of: (i) initial public offering, (ii) a merger or, an acquisition, or (iii) twelve months from the date of the agreement.

In July 2020, the Company signed an extension to the conversion period so the conversion period was extended to November 2020, instead of 12 months from the date of signing the agreement. There is no option of cash repayment.

On November 27, 2020, the Company, the lender of the convertible loan , the founders of the Company, and the advisors entered into an agreement (the “Separation Agreement”) which includes: (i) a full termination of all previous agreements, (ii) a settlement of all cash obligations between the parties, (iii) a settlement of all equity (share and option) obligations between the parties, with a commitment by the lender not to distribute the shares of the Company it holds, until the earlier of the Company’s initial public offering or 18 months, (iv) an agreement for the advisors to continue assisting the Company with fundraising in return for a 7% cash commission, and (v) a full release and waiver of claims between the parties to the agreement.

On December, 2020, the Company’s board of directors approved as part of the Separation Agreement the Company’s issuance to the lender of the convertible loan of (i) 597,938 ordinary shares (at a price per share of AUD 5.15), (ii) 78,123 ordinary shares (at a price per share of AUD 5.88), (iii) 80,273 ordinary shares (issued as promoter shares to the advisors), and (iv) warrants of the convertible loan to purchase an additional 169,019 ordinary shares upon consummation of an initial public offering on the Nasdaq. The warrants will be converted into ordinary shares of the Company an exercise price equal to the initial public offering price, and be exercisable for three years after the initial public offering.

The convertible note and the warrants were designated to be measured at fair value through profit or loss.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 8 – LOAN FROM ISRAEL INNOVATION AUTHORITY:

The Company received the approval of the Israel Innovation Authority (the “IIA”) for its participation in certain development expenses carried out by the Company, within the framework of determined budgets and time periods. The total amount of the IIA grant will be up to 847 (NIS 2,928,000). The total amount the Company received during 2020 was 678 (NIS 2,377,000).

In accordance with its commitment, the Company is obliged to pay the IIA royalties of 3% of sales, constituting the revenues derived from sales of the Company’s ART system that was financed by the IIA, up to the total amount of the grant actually received, all linked to the exchange rate of the USD and bears an annual interest linked to the LIBOR. Therefore, the total amount of the grants that will be repaid through royalties and will increase until repayments begin.

The difference between the consideration received and the liability recognized at inception (present value) was treated as a government grant according to IAS20 and recognized as a reimbursement of research expenses or a reduction in capitalized development costs.

NOTE 9 – CONVERTIBLE NOTE:

In December 2020 through March 2021, Company entered into certain equity investment agreements, by means of SAFE for aggregate proceeds of 5,415. Out of the amounts received under the SAFE, 2,804 will be converted into ordinary shares of the Company according to the lower of: (i) a Company valuation cap of 35,000 (including only securities currently issued by the Company), or (ii) a discount of 30% from the price of an initial public offering, merger and acquisition or other liquidity event. If the subscription amounts under the SAFE is converted to ordinary shares in connection with an initial public offering, then the Company will issue the SAFE investors warrants to purchase ordinary shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of 1,426 of the SAFE will receive 75% warrant coverage, such that each investor will receive options to purchase 3 additional ordinary shares for every 4 shares issued upon conversion of the SAFE, which will be exercisable for 4 years after the initial public offering, and (ii) investors representing an aggregate of 1,378 of the SAFE will receive 50% warrant coverage, such that each investor will receive options to purchase 2 additional ordinary shares for every four shares issued upon conversion of the SAFE, which will be exercisable for three years after the initial public offering.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 9 – CONVERTIBLE NOTE (CONT.):

If an initial public offering, merger and acquisition or other liquidity event does not take place within 24 months from December 2020, then the subscription amount under the SAFE will convert into ordinary shares of the Company as follows: (i) investors representing an aggregate of 1,426 of the SAFEs will convert at a conversion price reflecting a company valuation of 17,500, and (ii) investors representing an aggregate of 1,378 of the SAFE will convert at a conversion price reflecting a company valuation of 35,000.

The terms for the remaining amounts of 2,611 that the Company received under the SAFE are described in Note 20.2.

The convertible note was designated to be measured at fair value through profit or loss.

The total amount that was received by December 31, 2020 was 1,273.

NOTE 10 – EQUITY (DEFICT):

A. Share capital:

	Number of shares as of December 31,		Number of shares as of December 31,
	2020		2019
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

Ordinary shares	8,435,375	2,661,095	18,802,157	1,904,762

Since the company’s incorporation in February 2018, the company issued the following ordinary shares: (i) an aggregate of 27,566 ordinary shares for no consideration to the Company’s founders and certain advisors; (ii) 1,877,196 ordinary shares as bonus shares for no consideration to existing shareholders; (iii) and an aggregate of 756,333 ordinary shares to Insense Medical Pty Ltd. See note 7.

The authorized share capital of the Company following the reverse stock split is NIS 310,000,000 divided into 8,435,375 Shares. See note 10.5.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 10 – EQUITY (DEFICT) (CONT.):

B. Loss per share:

Loss per share has been calculated using the weighted average number of shares in issue during the relevant financial periods, the weighted average number of equity shares in issue and profit for the period as follows:

	Year ended December 31, 2020		Year ended December 31, 2019
Loss for the period		7,228		4,575
Weighted average number of ordinary shares before issuing bonus shares to Company’s shareholders		1,013,055		1,013,055
Issuance of bonus shares to Company’s shareholders		68,986,945		68,986,945
Conversion of convertible loan to shares		27,795,209		-
Total number of ordinary shares after issuing bonus shares to Company’s shareholders		97,795,209		70,000,000
Weighted average number of ordinary shares after issuing bonus shares to Company’s shareholders		72,316,267		70,000,000

Total number of ordinary shares after the Reverse Stock Splits (*)		2,661,095		1,904,762
Weighted average number of ordinary shares after the Reverse Stock Splits (*)		1,967,790		1,904,762

Basic and diluted loss per share after issuing bonus shares to Company’s shareholders	USD	(0.1)	USD	(0.065)
Basic and diluted loss per share after the Reverse Stock Splits (*)	USD	(3.67)	USD	(2.401)
Anti-dilutive potentially dilutive securities		12,503,056		14,564,925
Anti-dilutive potentially dilutive securities after the Reverse Stock Splits (*)		340,219		396,324

(*)	Number of shares restated based on Reverse Stock Splits according to subsequent events note.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 11 – RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended December 31, 2020	Year ended December 31, 2019

Share based payment	2,230	-
Salary and related expenses	1,237	493
Materials and related expenses	440	132
Depreciation	196	74
Subcontractors	125	105
Office maintenance	28	47
Travel abroad	-	36
IIA participation	(383)	-
Total	3,873	887

NOTE 12 – GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended December 31, 2020	Year ended December 31, 2019

Related NASDAQ IPO expenses	1,235	185
Share based payment	818	-
Professional fees	154	90
Salary and related expenses	140	67
Rent and office maintenance	77	23
Travel abroad	12	15
Depreciation	7	2
Others	4	2
Total	2,447	384

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 13 – FINANCIAL EXPENSES:

	Year ended December 31, 2020	Year ended December 31, 2019

Evaluation of convertible loan	689	3,295
Warrants evaluation	204	-
Lease liabilities	5	9
Others	61	-
Total	959	3,304

NOTE 14 – TAXES ON INCOME:

Taxes on income:

Israeli corporate tax rate is 23% in 2020 and 2019.

Net operating losses carry forwards:

As of December 31, 2020, the Company has carried forward tax losses of approximately 2,323, which may be carried forward and offset against taxable income for an indefinite period in the future. The Company did not recognize deferred tax assets relating to carry forward losses in the financial statements because their utilization in the foreseeable future is not probable. As of December 31, 2020, the Company has temporary differences of 3,000 for which no deferred tax asset was recognized.

Theoretical tax:

	Year ended December 31, 2020	Year ended December 31, 2019
Loss before taxation	(7,228)	(4,575)
Theoretical tax credit at applicable statutory rate for 2020 and 2019: 23%	(1,662)	(1,052)
Non-allowable expenses	4,733	3,305
Temporary differences and tax losses for which no Deferred Tax Asset is recognized	(3,071)	(2,253)
Income tax benefit	-	-

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 15 – LEASES:

The Company has lease contracts for office facilities and vehicles used in its operations. Leases of vehicles generally have lease terms up to three years. Lease of office facility has lease terms of up to 24 months (July 14, 2022). There is an extension option until July 14, 2023. The Company does not expect to exercise the option.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the period:

	Office facility	Vehicles	Total
At January 1, 2020	106	57	163
Additions	207	66	273
Exchange rate differences	13	5	18
Depreciation expense	(153)	(43)	(196)
As at December 31, 2020	173	85	258

Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2020	2019
At January 1, 2020	153	-
Additions	273	232
Accretion of interest	5	9
Interest payment	(5)	(9)
Exchange rate differences	20	-
Principal payment	(171)	(79)
As at December 31, 2020	275	153

The following are the amounts recognized in profit or loss:

	Year ended December 31, 2020	Year ended December 31, 2019
Depreciation expense of right-of-use assets	196	74
Interest expense on lease liabilities	5	9
Total amount recognized in profit or loss	201	83

The Company had total cash outflows for leases of 176 in 2020 and 93 in 2019. The Company also had non-cash additions to right-of-use assets and lease liabilities of 273 in 2020 and 232 in 2019.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 16 – SHARE BASED PAYMENT

On December, 2019, the Company established a share option plan (the “Plan”). Under the Plan, on April 20, 2020 a total of 478,747 options to subscribe ordinary shares have been granted to employees and consultants. The exercise price per share to 123,719 and 355,029 options was USD 0.0029 (AUD 0.052) and USD 2.67 (AUD 4.2), respectively. The fair value of the options at the grant date, which were measured according to Black-Scholes model, were USD 6.14 and USD 3.79, to 123,719 and 355,029 options, respectively. The vesting period is up to 3 years from the grant date, according to the various vesting periods: from an immediate one and up to 3 years.

Contractual life of the options under the Plan is 10 years. The options were granted under section 102 of the Israeli Tax Ordinance which enables the employee to pay 25% of capital gain tax upon exercise.

In October 2020, 73,380 options were canceled.

On December 17, 2020, the Israeli Taxes Authority (ITA) approved a ruling request from the Company for a tax-free amendment of the commercial terms of the outstanding options, including (i) a reduction of the exercise price to NIS 0.37 per share, and (ii) a shortening of the vesting schedules.

The company implemented IFRS 2 on options terms change.

On December 20, 2020, the board of directors granted a total of 56,653 options to subscribe ordinary shares to employees and consultants. The vesting period is up to 3 years from the grant date.

The exercise price per share was NIS 0.37.

The fair value of the options at the grant date, which were measured according to Black-Scholes model, were USD 10.29.

Contractual life of the options under the Plan is 10 years. The options were granted under section 102 of the Israeli Tax Ordinance which enables the employee to pay 25% of capital gain tax upon exercise.

The number of the remaining options as of December 31, 2020, is 462,020.

The number of total unallocated options under the Plan is 37,412 options as of the balance date.

The fair value of all granted options was estimated by using the Black and Scholes model, which was aimed to model the value of the Company’s assets over time. The simulation approach was designed to take into account the terms and conditions of the share options, as well as the capital structure of the Company and the volatility of its assets, on the date of grant based on certain assumptions. Those conditions are, among others:

(i)	the expected volatility is 50%;

(ii)	the dividend rate 0%; and

(iii)	expected term – three years.

The valuation was performed by an external valuator based on management’s assumptions.

During the year ended December 31, 2020, the Company recorded share based payment expenses in the amount of 3,048.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 16 – SHARE BASED PAYMENT (CONT.):

The options to services providers and advisers outstanding as of December 31, 2020, as follows:

	Year ended December 31, 2020
	Number of options	Weighted average Exercise price NIS
Outstanding at beginning of year	-	-
Granted	230,280	0.37
Expired	(64,293)	0.37
Forfeited	-	-
Outstanding at end of period	165,987	0.37
Exercisable options	106,742	0.37

The options to employees outstanding as of December 31, 2020, as follows:

	Year ended December 31, 2020
	Number of options	Weighted average Exercise price NIS
Outstanding at beginning of year	-	-
Granted	305,120	0.37
Expired	(4,701)	0.37
Forfeited	(4,387)	0. 37
Outstanding at end of period	296,032	0.37
Exercisable options	233,478	0.37

In May, 2019, the Company signed an agreement, pursuant to which it will issue 108,844 ordinary shares (in July 2020 revised to 80,273 ordinary shares) to advisors that assisted with closing a convertible loan agreement (see note 7). The share grant is conditioned upon completion of a raising of at least AUD 3,500,000 in a few different agreed dates.

The agreement also includes the grant of additional 108,844 shares upon initial public offering event according to the agreed timetable.

In November 2020, the Company signed on an agreement that canceled the agreement from May 2019.

According to the new agreement, the Company issued 80,273 shares to advisors that assisted with raising the convertible loan agreement when they met the raising target on November 2020.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 17 – RELATED PARTIES:

The following transactions arose with related parties:

Transaction – expenses (income)

	December 31, 2020	December 31, 2019
Salary and related expenses	795	230
Share based payment	1,805	-

Liabilities to related parties

Name	Nature of transaction	December 31, 2020	December 31, 2019
Related parties	Ongoing transaction	(98)	(4)

NOTE 18 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:

The Company is exposed to a variety of financial risks, which result from its financing, operating and investing activities. The objective of financial risk management is to contain, where appropriate, exposures in these financial risks to limit any negative impact on the Company’s financial performance and position. The Company’s financial instruments are its cash and other receivables, convertible loan, payables and other payables. The main purpose of these financial instruments is to raise finance for the Company’s operation. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risk and currency risk. The risk management policies employed by the Company to manage these risks are discussed below.

Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Company closely monitors the activities of its counterparties and controls the access to its intellectual property which enables it to ensure the prompt collection. The Company’s main financial assets are cash and cash equivalents as well as other receivables and represent the Company’s maximum exposure to credit risk in connection with its financial assets. Wherever possible and commercially practical, the Company holds cash with major financial institutions in Israel.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31, 2020	December 31, 2019
Cash and cash equivalents	496	96
Other account receivable	145	35
Total	641	131

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 18 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company exposed to foreign exchange risk arising from currency exposure primarily with respect to the USD and to the AUD. The Company’s policy is not to enter into any currency hedging transactions.

The carrying amounts of the Company’s foreign currency denominated monetary liability at the reporting date are as follows:

December 31, 2020
$
Cash and cash equivalents	85

Assets

December 31, 2020
$
Convertible note	1,273
Warrant	219
Total	1,492

Net Liabilities	(1,407)

Liabilities

December 31, 2019
AUD
Convertible loan	1,355
Total	1,355

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 18 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Sensitivity analysis

A 10% strengthening of the NIS against the following currencies would have increased (decreased) equity and the income statement by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant. For a 10% weakening of the NIS against the relevant currency, there would be an equal and opposite impact on the profit and other equity.

	Year ended December 31, 2020	Year ended December 31, 2019
USD	(141)	-
AUD	-	(135)

Liquidity risks

Liquidity risk is the risk that arises when the maturity of assets and the maturity of liabilities do not match. An unmatched position potentially enhances profitability, but can also increase the risk of loss. The Company has procedures to minimize such loss by maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities. As of the balance sheet date, the Company has a negative working capital.

The following tables detail the Company’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 18 – FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.):

Liquidity risks (cont.):

	Up to 1 year	Between 1 and 3 years	More than 3 years
At December 31, 2020
Trade payables	3	-	-
Convertible note	1,273	-	-
Related party	98	-	-
Loan from the IIA	-	110	568
Warrants	219	-	-
Lease liabilities	147	92	-
Total	1,740	202	568

	Up to 1 year	Between 1 and 3 years
At December 31, 2019
Trade payables	74	-
Convertible loan	1,355	-
Lease liabilities	135	40
Total	1,564	40

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 19 – FAIR VALUE MEASUREMENT:

Fair value hierarchy

The following table details the Company’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the asset or liability The fair value measurement of the convertible loan in the table above was estimated using a discounted cash flows approach (DCF).

According to the DCF approach, the value of a firm is equivalent to the sum of present values, of all future tax-adjusted cash flows.

The cost of capital is equal to 21%.

Movements in level 3 liability during the current financial year is set out below:

	Convertible loan	Convertible note	Warrants
December 31, 2019	(4,685)	-	-
Receipt	(1,021)	(1,236)	-
Loss due to change in fair value	(689)	-	(204)
Gains recognized in other comprehensive income	(473)	(37)	(15)
Conversion to shares	6,868	-	-
December 31, 2020	-	(1,273)	(219)

There were no transfers between levels during the 2020 financial year.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

Notes to financial statements

(US dollars in thousands)

NOTE 20 – SUBSEQUENT EVENTS:

1.	In January through March 2021, the Company entered into convertible loan agreements for the aggregate amount of 3,484. These convertible loan agreements have a maturity date of May 31, 2021 and 5.0% per annum accrued quarterly. Upon completion of the NASDAQ IPO, the loan amount under the convertible loan agreements will convert to ordinary shares at a conversion rate equal to a discount of 20% from the per share price of the Company’s ordinary Share in the NASDAQ IPO. Additionally, the investors will receive warrants to purchase the Company’s ordinary shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

2.	The remaining 2,611, the Company received under the SAFE will be converted into ordinary shares according to the lower of: (i) a company valuation cap of 70,000 , or (ii) a discount of 30% from the price of ordinary share in the event of an initial public offering, merger, acquisition or other liquidity event. However, if an initial public offering, merger, acquisition, other liquidity event or dissolution event does not take place within 24 months from December 2020, then the subscription amount under such SAFE will convert into ordinary shares at a conversion price reflecting a company valuation of 70,000. In addition, if the subscription amounts under the SAFE is converted to ordinary shares in connection with an initial public offering, then the Company will issue the SAFE investors warrants to purchase ordinary shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage with a three year warrant.

3.	On February 21, 2021, the Company’s board of directors granted a total of 35,375 options to subscribe for Ordinary Shares to employees and consultants. The vesting period is up to three years from the grant date. The exercise price per share was NIS 0.37. The contractual life of the options under the Plan is ten years. The options were granted under Section 102 of the Israeli Tax Ordinance, which enables the employee to pay a 25% capital gain tax upon exercise.

4.	On March 16, 2021, the Company’s board of directors granted a total of 81,633 options to subscribe for Ordinary Shares to a director. The vesting period is up to three years from the grant date. The exercise price per share was NIS 0.37. The contractual life of the options under the Plan is ten years. The options were granted under Section 102 of the Israeli Tax Ordinance, which enables the employee to pay a 25% capital gain tax upon exercise.

5.	On March 18, 2021, the Company shareholders approved all shares (issued and unissued) be consolidated on the basis that every 12.5 shares in the capital of the Company be consolidated into 1 Share, such that the authorized share capital of the Company following such consolidation is NIS 310,000,000 divided into 24,800,000 Shares. On June 01 2021, our shareholders approved an additional reverse split at a ratio of one-for-2.94, pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 2.94 Ordinary Shares held.

6.	On June 01, 2021 the Company shareholders approved amending the structure of the Company’s share capital (both authorized and issued) by cancelling the par value of the Company’s shares such that each Company share with a current par value of NIS 0.125 will become one share with no par value.

7.	On June 01,2021 the company shareholders approved an increase the authorized share capital of the company to 15,000,000 Ordinary Shares of no par value.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

INTERIM CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2021

UNAUDITED

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

(UNAUDITED)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

	June 30,	December 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	4,355	496
Restricted cash	857	-
Other accounts receivable	371	188
Total current assets	5,583	684

Non-Current Assets:
Right of use assets, net	232	258
Property, plant and equipment, net	79	45
Total non-current assets	311	303
Total Assets	5,894	987

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF FINANCIAL POSITION

(US dollars in thousands)

		June 30,	December 31,
	Note	2021	2020

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Trade accounts payables		9	3
Other accounts payable		467	549
Lease liabilities		206	180
Financial Liabilities at Fair Value	4	14,282	219
Total current liabilities		14,964	951

Non-Current Liabilities:
Lease liabilities		37	95
Financial Liabilities at Fair Value	4	-	1,273
Loan from the Israeli Innovation Authority		458	372
Total non- current liabilities		495	1,740

Deficit:
Share capital and premium	3	8,091	8,053
Foreign exchange reserve		(668)	(635)
share base compensation		3,138	2,714
Accumulated deficit		(20,126)	(11,836)
Total deficit		(9,565)	(1,704)
Total Liabilities And Deficit		5,894	987

October 13, 2021
Joe Hayon	Dagi Ben-Noon	Date of approval of financial
Chief Financial Officer	Chief Executive Officer	statements

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(US dollars in thousands)

	Six months ended June 30,	Six months ended June 30,
	2021	2020

Research and development expenses	1,104	1,456
Sales and marketing expenses	244	-
General and administrative expenses	1,210	840
Operating loss	2,558	2,296
Finance expense	5,732	2,052
Loss before tax	8,290	4,348
Taxes on income	-	-
Total net loss	8,290	4,348
Other comprehensive loss, net of tax:
Items that will not be reclassified to profit or loss:
Exchange losses arising on translation to presentation currency	33	15
Total comprehensive loss	8,323	4,363
Basic and diluted loss per share (*)	(3.11)	(2.28)

(*)	Number of shares in all periods presented restated based on rights issuance and reverse stock split according to note 3(1).

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

(US dollars in thousands)

For the six months ended June 30, 2021:

	Share capital	Premium	Adjustments arising from translating financial operation	Share-based payment reserve	Accumulated deficit	Total
Balance at January 1, 2021:	304	7,749	(635)	2,714	(11,836)	(1,704)
Changes during the period:
Net loss	-	-	-	-	(8,290)	(8,290)
Other comprehensive loss	-	-	(33)	-	-	(33)
Total comprehensive loss	-	-	(33)	-	(8,290)	(8,323)
Per value cancellation	(304)	304	-	-	-	-
Options exercise	-	38	-	(38)	-	-
Share base compensation	-	-	-	462	-	462
Balance at June 30, 2021	-	8,091	(668)	3,138	(20,126)	(9,565)

For the six months ended June 30, 2020:

	Share capital	Adjustments arising from translating financial operation	Share-based payment reserve	Accumulated deficit	Total
Balance at January 1, 2020:	3	(36)	-	(4,608)	(4,641)
Changes during the period:
Net loss	-	-	-	(4,348)	(4,348)
Other comprehensive loss	-	(15)	-	-	(15)
Total comprehensive loss	-	(15)	-	(4,348)	(4,363)
Share base compensation	-	-	1,299	-	1,299
Balance at June 30, 2020	3	(51)	1,299	(8,956)	(7,705)

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Six months ended June 30, 2021	Six months ended June 30, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(8,290)	(4,348)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	93	79
Increase in other accounts receivable	(180)	(1)
Increase in trade accounts payables	6	5
Increase (decrease) in other accounts payable	(77)	88
Share based compensation	462	1,283
Change in fair value of Financial Liabilities at Fair Value	5,549	2,039
Financial expenses	107	19
Net cash used in operating activities	(2,330)	(836)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(41)	(12)
Payment of deposit	(857)	(39)
Net cash provided investing activities	(898)	(51)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal paid on lease liabilities	(106)	(88)
Receipt SAFE	4,112	857
Receipt convertible loan	3,484	-
Payment of convertible loan	(431)	-
Loan from the Israeli Innovation Authority	55	197
Net cash provided financing activities	7,114	966

Net increase in cash and cash equivalents	3,886	79
Cash and cash equivalents at the beginning of the period	496	96
Effects of exchange rate changes on cash and cash equivalents	(27)	1
Cash and cash equivalents at the end of the period	4,355	176

APPENDIX A - AMOUNT PAID DURING THE PERIOD:

	Six-months ended June 30,
	2021	2020

Interest paid	-	8

The accompanying notes are an integral part of the financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 1 – GENERAL:

1.	INSPIRA TECHNOLOGIES OXY B.H.N. LTD (formerly: INSENSE MEDICAL LTD) (the “Company”) was incorporated in, Israel and commenced its operations in February 27, 2018. The Company’s functional currency is the New Israeli Shekel (“NIS”).

The Company operates in the medical technology industry and is developing a proprietary respiratory support device calles “ART system”. The ART system is a cost effective early extracorporeal respiratory support system with an intent to function as an “artificial lung” for deteriorating respiratory patients.

The ART system is designed to utilize a hemo-protective flow approach aimed to rebalance saturation levels while patients are awake and breathing, potentially minimizing the patient’s need for mechanical ventilation.

The Company’s product has not yet been tested or used in humans and has not been approved by the U.S. Food and Drug Administration (FDA).

On July 16, 2021, the Company completed its initial public offering (“IPO”) on Nasdaq Capital Market whereby he company sold 2,909,091 Ordinary Shares (the “Ordinary Shares”) and 3,345,455 tradable warrants (inclusive of 436,364 tradable warrants pursuant to the exercise of an overallotment option granted to the underwriters). The aggregate proceeds received by the Company from the IPO were $14,500, after deducting underwriting discounts and commissions and additional offering costs.

On July 16, 2021, following the IPO, the Company issues 2,113,905 ordinary shares and 1,149,582 warrants to investors in connection with the conversion of Company’s previously issued financial liabilities at fair value.

2.

The Company did not generate any revenue since its inception, the Company is still at the development stage of its products. The company’s operating loss for the six-months ended June 30, 2020 and 2021 were $2.3 million and $2.6 million, respectively and the company’s net loss for the same period was $8.2 million and $4.4 million. As of June 30, 2021, the company had an accumulated deficit of $20 million. The company funds its operations through the proceeds of the IPO.

The management of the Company intends to seek additional funding through public offerings, which will be utilized to fund product development and continue operations. The Company does not have any material financial obligations as of the balance date.

This may raise substantial doubts about the company ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	The global pandemic resulting from the disease known as COVID-19, caused by a novel strain of coronavirus, SARS-CoV-2, has caused national and global economic and financial market disruptions and may adversely impact our business. Although the Company continued to operate almost fully including carrying out the studies in compliance with all applicable Israeli rules and guidelines on COVID-19, the employees worked remotely when full lockdowns were enforced. The spread of an infectious disease, including COVID-19, may also result in the inability of the manufacturers to deliver components or finished products on a timely basis and may result in the inability of the Company’s suppliers to deliver the parts required by the manufacturers to complete manufacturing of components or finished products. The Company cannot predict the duration or magnitude of the pandemic or the full impact that it may have on the Company’s operations and workforce, including the Company’s research and clinical trials and its ability to raise capital, which in turn could have an adverse impact on the Company’s business, financial condition and results of operation.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

Basis of preparation

These interim condensed financial statements have been prepared in accordance with the International Accounting Standards (the “IAS”) 34 Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB). They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the 2020 annual financial statements filed with the Company’s registration statement on Form F-1 (file no. 333-253920) declared effective by the U.S. Securities and Exchange Commission on July 13, 2021. The Company has applied the same accounting policies and methods of computation in its interim financial statements as in its 2020 annual financial statements.

Impact of accounting standards to be applied in future periods

There are a number of standards and interpretations which have been issued by the IAS Board that are effective for periods beginning subsequent to December 31, 2021 (the date on which the Company’s next annual financial statements will be prepared up to) that the Company has decided not to adopt early. The Company does not believe these standards and interpretations will have a material impact on the financial statements once adopted.

NOTE 3 – SIGNIFICANT EVENTS AND TRANSACTIONS IN THE PERIOD:

General:

1.	On March 18, 2021, the Company’s shareholders approved a reverse stock split at a ratio of 12.5:1, such that the authorized share capital of the Company following such consolidation was NIS 310,000,000 divided into 24,800,000 Ordinary Shares. On June 1, 2021, the Company’s shareholders approved an additional reverse split at a ratio of one-for-2.94, pursuant to which holders of the Company’s Ordinary Shares received one Ordinary Share for every 2.94 Ordinary Shares held.

2.	On June 1, 2021 the Company’s shareholders approved an amendment to the structure of the Company’s share capital (both authorized and issued) by cancelling the par value of the Company’s shares such that each Ordinary Share with par value of NIS 0.125 will become one Ordinary Share with no par value.

3.	On June 1 ,2021 the Company’s shareholders approved an increase in the authorized share capital of the company to 15,000,000 Ordinary Shares of no-par value.

Following the share splits and the cancellation of the par value, all Ordinary Shares, options, financial liabilities at fair value, warrants, exercise prices and per share data have been adjusted retroactively for all periods presented in these financial statements.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 4 – FINACIAL LIABILITIES VALUE:

	June 30, 2021	December 31, 2020
Warrants	(330)	(219)
SAFE	(9,370)	(1,273)
Convertible loan	(4,582)	-
Total	(14,282)	(1,492)

1.	Simple Agreements for Future Equity, or SAFEs

In December 2020 through March 2021, the Company entered into certain equity investment agreements, which known as simple agreements for future equity, (“SAFEs”), for aggregate proceeds of 5,415.

Out of the amounts the company received under the SAFEs, 2,804 was to be converted into the Company’s Ordinary Shares, at a conversion rate equal to the lower of (i) Company valuation cap of 35,000, or (ii) a discount of 30% from the per share price of the Company’s Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event.

In addition, if the subscription amounts under the SAFEs is converted to Ordinary Shares in connection with an initial public offering, then the company will issue the SAFE investors warrants to purchase the Company’s Ordinary Shares with an exercise price equal to the public offering price in such offering, as follows: (i) investors representing an aggregate of 1,426 of the SAFEs were to receive 75% warrant coverage, such that each investor will receive warrants to purchase 3 additional ordinary shares for every 4 shares issued upon conversion of the SAFE, which were to be exercisable for 4 years after the initial public offering, and (ii) investors representing an aggregate of 1,378 of the SAFEs shall receive 50% warrant coverage such that each investor will receive warrants to purchase 2 additional Ordinary Shares for every four shares issued upon conversion of the SAFE, which were to be exercisable for three years after the initial public offering. If an initial public offering, merger and acquisition or other liquidity event did not take place within 24 months from December 2020, then the subscription amount under the SAFEs were to convert into Ordinary Shares of the Company as follows: (i) investors representing an aggregate of 1,426 of the SAFEs will convert at a conversion price reflecting a company valuation of 17,500, and (ii) investors representing an aggregate of 1,378 of the SAFE will convert at a conversion price reflecting a company valuation of 35,000.

The remaining 2,611 the Company received under the SAFEs will be converted into the Company’s Ordinary Shares, at a conversion rate equal to the lower of (i) Company valuation cap of 70,000 , or (ii) a discount of 30% from the per share price of the Company’s Ordinary Share in the event of an initial public offering, merger, acquisition or other liquidity event. If an initial public offering, merger, acquisition, other liquidity event or dissolution event did not take place within 24 months from December 2020, then the subscription amount under such SAFEs were to convert into the company’s Ordinary Shares at a conversion price reflecting a company valuation of 70,000. In addition, if the subscription amounts under the SAFEs were converted to Ordinary Shares in connection with an initial public offering, then the Company was to issue the SAFE investors warrants to purchase the Company’s Ordinary Shares with an exercise price equal to the public offering price in such offering with 50% warrant coverage, such that each investor was to receive warrants to purchase 2 additional Ordinary Shares for every four shares issued upon conversion of the SAFE, which were to be exercisable for 3 years after the initial public offering.

The SAFE was designated to be measured at fair value through profit or loss.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 4 – FINACIAL LIABILITIES VALUE (Cont.):

2.	Convertible loan

In January through March 2021, the Company entered into convertible loan agreements for the aggregate amount of 3,484. These convertible loan agreements had a maturity date of May 31, 2021 and bore interest at 5.0% per year accrued quarterly. Upon completion of IPO on the Nasdaq Capital Market, the loan amount under the convertible loan agreements converted into Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of the Company’s Ordinary Shares in the IPO. Additionally, the investors will received warrants to purchase the company’s Ordinary Shares with an exercise price equal to the public offering price in the IPO with 50% warrant coverage, such that each investor received warrants to purchase 2 additional Ordinary Shares for every four shares issued upon conversion of the convertible loan, which will be exercisable for 3 years after the initial public offering

In May 2021, the Company offered an extension with a maturity date of July 15, 2021 for the convertible loan agreements. The convertible loan agreements in the aggregate amount of 3,053 were extended. The Company repaid 431 plus interest of 5% per year (approximately 7) to the investors who did not agree to the extension.

The convertible loan was agreements were designated to be measured at fair value through profit or loss.

NOTE 5 – SHARE BASED COMPENSATION:

On December, 2019, the Company established a share option plan (the “Plan”). Under the Plan, as of June 31, 2021 a total of 554,472 options to subscribe Ordinary Shares that have been granted to employees, consultants and directors are outstanding.

On February 21, 2021, the Company’s board of directors granted a total of 13,605 options to subscribe for Ordinary Shares to employees and a total of 21,768 options to subscribe for Ordinary Shares to consultants. The vesting period is three years commencing on the grant date. The exercise price per share was NIS 0.37($0.12). The contractual life of the options under the Plan is ten years. The options to employees were granted under Section 102 of the Israeli Tax Ordinance, which enables the employee to pay a 25% capital gain tax upon exercise.

On March 16, 2021, the Company’s board of directors granted a total of 81,633 options to subscribe for Ordinary Shares to a director. The vesting period is up to three years from the grant date. The exercise price per share was NIS 0.37($0.12). The contractual life of the options under the Plan is ten years. The options were granted under Section 102 of the Israeli Tax Ordinance, which enables the employee to pay a 25% capital gain tax upon exercise.

The fair value of all granted options was estimated by using the Black Scholes model, which was aimed to model the value of the Company’s assets over time. The simulation approach was designed to take into account the terms and conditions of the share options, as well as the capital structure of the Company and the volatility of its assets, on the date of grant based on certain assumptions. Those conditions are, among others:

(i)	The expected volatility is 50%;
(ii)	The dividend rate 0%; and
(iii)	Expected term – three years.

The valuation was completed with the assistance of an external valuator based on management’s assumptions.

During the six months ended June 30, 2021, the Company recorded share-based payment expenses in the amount of 462.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 5 – SHARE BASED COMPENSATION (Cont.):

The options to services providers and advisers outstanding as of June 30, 2021, as follows:

	Six months ended June 30, 2021
	Number of options	Weighted average Exercise price NIS
Outstanding at beginning of year	165,987	0.37
Granted	21,768	0.37
Exercised	(1,567)	0.37
Forfeited	(3,134)	0.37
Outstanding as of June 30, 2021	183,054	0.37
Exercisable options	129,686	0.37

The options to employees and directors outstanding as of June 30, 2021, as follows:

	Six months ended June 30, 2021
	Number of options	Weighted average Exercise price NIS
Outstanding at beginning of year	296,036	0.37
Granted	95,238	0.37
Exercised	(4,544)	0.37
Forfeited	(9,871)	0.37
Outstanding as of June 30, 2021	376,859	0.37
Exercisable options	248,735	0.37

NOTE 6 – FAIR VALUE MEASUREMENT:

Fair value hierarchy

The following tables detail the Company’s assets and liabilities, measured or disclosed at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

At June 30, 2021:	Level 3
Warrants	(330)
SAFE	(9,370)
Convertible loan	(4,582)
Total	(14,282)

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(US dollars in thousands)

NOTE 6 – FAIR VALUE MEASUREMENT (Cont.):

At December 31, 2020:	Level 3
Warrants	(219)
SAFE	(1,273)
Total	(1,492)

As of June 30, 2021, the fair value measurement of the warrant’s securities in the table above, was estimated using the Black Scholes model, based on a variety of significant unobservable inputs and thus represent a level 3 measurement within the fair value hierarchy. The measurement of the SAFE and Convertible loan in the table above, was estimated under the assumption of converting to shares according to the fair value of the shares.

The key inputs that were used in the SAFE, Convertible loan and warrants valuation were: risk-free interest rate between 0.9% and 1.2% and expected volatility between 53.2%-56% %.

As of December 31, 2020, the fair value measurement of the SAFE and the warrant’s securities in the table above, was estimated using the Black Scholes model, based on a variety of significant unobservable inputs a thus represent a level 3 measurement within the fair value hierarchy.

The key inputs that were used in warrants and the SAFE were: the risk-free interest rate- 0.12%, the expected volatility-50%.

The carrying amounts of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature.

Movements in level 3 assets and liabilities during the current and previous financial year are set out below:

	Warrants	SAFE	Convertible loan
Balance at December, 31 2020	219	1,273	-
Gains (losses) recognized in profit or loss	111	4,005	1,492
Gains (losses) recognized in other comprehensive loss	-	(20)	37
Additions	-	4,112	3,053
Balance at June, 30 2021	330	9,370	4,582

NOTE 7 – SUBSEQUENT EVENTS:

On August 12, 2021, the Company’s board of directors resolved to increase the pool of options available under the Plan to 25% of the Company’s equity, on a fully diluted basis. As a result of the increase, the number of authorized Ordinary Shares available pursuant the Plan was 4,180,898.

Inspira Technologies Oxy B.H.N. Ltd.

PROSPECTUS

                 , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since the Company’s incorporation in February 2018, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On February 27, 2018, upon our incorporation, we issued an aggregate of 27,566 Ordinary Shares for no consideration to our Founders and certain advisors.

On November 1, 2020, we issued 1,877,193 bonus shares for no consideration to our existing shareholders.

On December 3, 2020, we issued to IML and its affiliates, pursuant to the Termination Agreement: (i) 597,938 Ordinary Shares at a price per share of A$5.15 (approximately $3.45) upon the conversion of funds; (ii) 77,911 Ordinary Shares at a price per share of A$5.9 (approximately $3.92) upon the conversion of funds; (iii) 80,273 Ordinary Shares issued to a promoter; and (iv) options to purchase additional an 169,019 Ordinary Shares at an exercise price equal to the price per Ordinary Share in this offering.

In December 2020 through March 2021, we entered the SAFEs, for aggregate proceeds of $5,414,593. On July 16, 2021, we issued 1,406,416 Ordinary Shares and warrants to purchase 795,832 Ordinary Shares as a result of conversion of the investment amounts under the SAFEs upon completion of our initial public offering on Nasdaq.

On July 16, 2021, we issued warrants to purchase 16,587 Ordinary Shares, to promoters in connection with the SAFEs.

In January through March 2021, we entered into convertible loan agreements for the aggregate amount of $3,484,113. These convertible loan agreements had a maturity date of May 31, 2021 and bore interest at the rate of 5.0% per year accrued quarterly. In May 2021, we offered an extension with a maturity date of July 15, 2021 for the convertible loan agreements. The convertible loan agreements in the aggregate amount of $3,112,943, that include principal and interest, were extended. We repaid $430,193 plus interest of 5% per year (approximately $7,000) to the investors who did not agree to the extension. Upon completion of this offering, the loan amount under the convertible loan agreements converted to Ordinary Shares at a conversion rate equal to a discount of 20% from the per share price of our Ordinary Shares in this offering. Additionally, the investors received warrants to purchase 353,750 Ordinary Shares with an exercise price equal to $5.50 per share.

Since February 2018, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 633,358 Ordinary Shares under our 2019 Plan, with an exercise prices ranging between A$0.368 (approximately $0.25) and NIS 0.22 (approximately $0.06) per share. On November 30, 2020, we requested the Israeli Tax Authority to reduce the exercise price of all Ordinary Shares underlying our outstanding options to NIS 0.37 (approximately $0.12) per share. As of October 21, 2021, 6,111 options granted to our directors, officers and employees and other service providers under the 2019 Plan were exercised, and 72,775 options were cancelled, forfeited, expired, or were otherwise not granted, such that the total outstanding amount of options to our directors, officers and employees and other service providers under the 2019 Plan as of such date is 554,472.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1**	Amended and Restated Articles of Association of Inspira Technologies Oxy B.H.N. Ltd. (filed as Exhibit 3.1 to form F-1 (File No. 333-253920) filed on July 13, 2021).
4.1**	Form of Representative’s Warrant (filed as Exhibit 4.1 to form F-1 (File No. 333-253920) filed on July 13, 2021).
4.2**	Form of Warrant Agent Agreement (filed as Exhibit 4.2 to form F-1 (File No. 333-253920) filed on July 13, 2021).
4.4**	Form of Warrant (filed as Exhibit 4.4 to form F-1 (File No. 333-253920) filed on July 13, 2021).
5.1**	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Inspira Technologies Oxy B.H.N. Ltd.
5.2**	Opinion of Sullivan & Worcester LLP, U.S. counsel to Inspira Technologies Oxy B.H.N. Ltd.
10.1**	Indemnification Agreement.
10.2*	Inspira Technologies Oxy B.H.N. Ltd. (formerly Insense Medical Ltd.) 2019 Equity Incentive Plan
10.3**	Initial Public Offering Implementation Deed, dated May 20, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd. (filed as Exhibit 10.3 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.4**	Convertible Bridge Loan Agreement, dated July 1, 2019, by and between the Company and Insense Medical Pty Ltd. (filed as Exhibit 10.4 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.5**	Deed of Variation of Initial Public Offering Implementation Deed, dated July 18, 2019, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd. (filed as Exhibit 10.5 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.6**	Agreement, dated November 27, 2020, by and among the Company, Insense Medical Pty Ltd., Udi Nussinovitch, Joe Hayon, Dagi Ben-Noon and Newburyport Partners Pty Ltd. (filed as Exhibit 10.6 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.7**	Form of Simple Agreement for Future Equity. (filed as Exhibit 10.7 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.8**	Shareholder Loan Agreement, dated March 1, 2018, by and between the Company and Dagi Ben-Noon. (filed as Exhibit 10.8 to form F-1 (File No. 333-253920) filed on July 13, 2021)
10.9**	Form of Convertible Loan Agreement (filed as Exhibit 10.9 to form F-1 (File No. 333-253920) filed on July 13, 2021)
23.1*	Consent of Ziv Haft, a member firm of BDO, independent registered public accounting firm (included in the Registration Statement on Form F-1 (File No. 333-253920), filed with the Commission on June 28, 2021 and incorporated herein by reference).
23.2**	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
23.3**	Consent of Sullivan & Worcester (included in Exhibit 5.2)
24.1**	Power of Attorney (included on signature page to the Registration Statement on Form F-1 filed on March 5, 2021).

*	Filed herewith.
**	Previously filed.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana Israel on October 27, 2021.

INSPIRA TECHNOLOGIES OXY B.H.N. LTD.

By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dagi Ben-Noon	Chief Executive Officer, Director	October 27, 2021
Dagi Ben-Noon	(Principal Executive Officer)

/s/ Joe Hayon	Chief Financial Officer, President and Director	October 27, 2021
Joe Hayon	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	October 27, 2021
Prof. Benad Goldwasser

*	Director	October 27, 2021
Tal Parnes

*	Director	October 27, 2021
Lior Amit

*	Director	October 27, 2021
Limor Rozen

*By:	/s/ Dagi Ben-Noon
Dagi Ben-Noon
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Inspira Technologies Oxy B.H.N. Ltd., has signed this registration statement on October 27, 2021.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director